UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 25, 2017

CDW CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35985	26-0273989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Tri-State International Lincolnshire, Illinois		60069
(Address of principal executive offices)		(Zip Code)
(847) 465-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Events.

This Current Report on Form 8-K (“Current Report”) is being filed by CDW Corporation (together with its subsidiaries, the “Company”, “CDW” or “we”) to retrospectively adjust certain financial information and related disclosures contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 1, 2017 (“2016 Form 10-K”), as described below. The information in this Current Report is not an amendment to, or restatement of, the 2016 Form 10-K.

Change in Segment Reporting

As we disclosed in our 2016 Form 10-K, effective January 1, 2017, CDW established Small Business as its own operating and reportable segment to align the Company’s financial reporting with the manner in which the Chief Operating Decision Maker assesses performance and makes resource allocation decisions.

To reflect the change in segments, the following Items of the 2016 Form 10-K have been adjusted retrospectively (which Items as adjusted are attached as Exhibits hereto and incorporated by reference herein):

•	Part I, Item 1. Business

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Part II, Item 8. Financial Statements and Supplementary Data

This Current Report does not reflect events that may have occurred subsequent to the original filing date of the 2016 Form 10-K, and does not modify or update in any way the disclosures made in the 2016 Form 10-K other than as required to retrospectively reflect the change in segment reporting, as described above. All other information in the 2016 Form 10-K remains unchanged. Without limitation of the foregoing, this filing does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations for information known to management subsequent to the date of filing of the 2016 Form 10-K. The information in this Current Report should be read in conjunction with the 2016 Form 10-K. For information on developments since the filing of the 2016 Form 10-K, please refer to the Company’s subsequent filings with the Securities and Exchange Commission.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
23.1	Consent of Ernst & Young LLP
99.1	Part I, Item 1. Business
99.2	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
99.3	Part II, Item 8. Financial Statements and Supplementary Data
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CDW CORPORATION

Date:	August 25, 2017	By:	/s/ Ann E. Ziegler
Ann E. Ziegler
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

23.1	Consent of Ernst & Young LLP
99.1	Part I, Item 1. Business
99.2	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
99.3	Part II, Item 8. Financial Statements and Supplementary Data
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-212912) pertaining to the Amended and Restated 2013 Long-Term Incentive Plan of CDW Corporation,
(2) Registration Statement (Form S-3 ASR No. 333-199425) of CDW Corporation, and
(3) Registration Statement (Form S-8 No. 333-189622) pertaining to the 2013 Long-Term Incentive Plan and Coworker Stock Purchase Plan of CDW Corporation;
of our report dated February 28, 2017 (except for Notes 5 and 16 as to which the date is August 25, 2017), with respect to the consolidated financial statements and schedule of CDW Corporation and subsidiaries, included in CDW Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
August 25, 2017

PART I
Item 1. Business
Our Company
CDW Corporation (together with its subsidiaries, the “Company”, “CDW” or “we”) is a Fortune 500 company and a leading provider of integrated information technology (“IT”) solutions in the United States (“US”), Canada, and the United Kingdom (“UK”). We help over 250,000 small, medium and large business, government, education and healthcare customers by delivering solutions to meet their increasingly complex IT needs. Our broad array of offerings ranges from discrete hardware and software products to integrated IT solutions such as mobility, security, data center, virtualization and digital workspace. We are technology “agnostic,” with a solutions portfolio including more than 100,000 products and services from more than 1,000 leading and emerging brands. Our solutions are delivered in physical, virtual and cloud-based environments through over 5,500 customer-facing coworkers, including field sellers, highly-skilled technology specialists and advanced service delivery engineers.
We are a leading sales channel partner for many original equipment manufacturers (“OEMs”) and software publishers and cloud providers (collectively, our “vendor partners”), whose products we sell or include in the solutions we offer. We provide our vendor partners with a cost-effective way to reach customers and deliver a consistent brand experience through our established end-market coverage, technical expertise and extensive customer access.
We simplify the complexities of technology across design, selection, procurement, integration and management for our customers. Our goal is to have our customers, regardless of their size, view us as a trusted adviser and extension of their IT resources. We do not manufacture products. Our multi-brand offering approach enables us to identify the products or combination of products from our vendor partners that best address each customer’s specific IT requirements.
We operate in the United States, United Kingdom and Canadian IT markets, which are large and growing markets. Through our acquisition of CDW UK, we can provide IT solutions in more than 80 countries for customers with primary locations in the United States, Canada and the United Kingdom. According to the International Data Corporation (“IDC”), the total US, UK and Canadian IT market generated approximately $890 billion in sales in 2016. We believe our addressable markets in the US, UK and Canada represent more than $290 billion in annual sales. These are highly fragmented markets served by thousands of IT resellers and solutions providers. For the year ended December 31, 2016, we estimate that our total Net sales of $14 billion represented approximately 5% of our addressable markets. We believe that demand for IT will continue to outpace general economic growth in the markets we serve fueled by new technologies, including cloud, virtualization and mobility as well as growing end-user demand for security, efficiency and productivity.
Value Proposition
We are positioned in the middle of the IT ecosystem where we procure products from OEMs, software publishers, cloud providers and wholesale distributors and provide added value to our customers by helping them navigate through complex options and implement the best solution for their business. In this role, we believe we provide unique value to both our vendor partners and our customers.

Our value proposition to our customers		Our value proposition to our vendor partners
●	Broad selection of products and multi-branded IT solutions	●	Access to over 250,000 customers throughout North America and the United Kingdom
●	Value-added services with integration capabilities	●	Large and established customer channels
●	Highly-skilled specialists and engineers	●	Strong distribution and implementation capabilities
●	Solutions across a very broad IT landscape	●	Value-added solutions and marketing programs that generate end-user demand
Customers
We provide integrated IT solutions to over 250,000 small, medium and large business, government, education and healthcare customers throughout North America and the United Kingdom.
We serve our customers through sales teams focused on customer end-markets that are supported by technical specialists and highly skilled service delivery engineers. Our market segmentation allows us to customize our offerings and to provide enhanced expertise in designing and implementing IT solutions that meet our customer’s specific needs.
In our US business, which represents over 90% of our revenues, we currently have five dedicated customer channels: corporate, small business, government, education and healthcare, each of which generated over $1 billion in Net sales in 2016.

Net sales to customers in Canada and the United Kingdom combined generated more than $1 billion in 2016. We believe this diversity of customer end-markets provide us with multiple avenues for growth and has been a key factor in our ability to weather economic and technology cycles and continue to gain market share.
Information regarding our reportable segments and our customer channels is as follows:

			Public Segment
Customer Channels	Corporate Segment	Small Business Segment	Government	Education	Healthcare	Other
Target Customers	>250 employees	1 - 250 employees	Various federal, state and local agencies	Higher education and K-12	Hospitals, ambulatory service providers and long-term care facilities	Canada and United Kingdom
2016 Net Sales (in billions)	$5.9	$1.1	$1.9	$2.0	$1.7	$1.4
For further information regarding our segments, including financial results, see Note 16 (Segment Information) to the accompanying Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Partners
We provide more than 100,000 products and services from more than 1,000 partners, including well-established companies such as Adobe, APC, Apple, Cisco, Dell, EMC, Hewlett Packard Enterprise, HP Inc., IBM, Intel, Lenovo, Microsoft, NetApp, Samsung, Symantec and VMware, as well as from emerging technology companies such as Bit9, Calabrio, CloudPhysics, Cradlepoint, Nasuni, Nimble Storage, Nutanix, Proofpoint, Snow, Splunk, Tegile, Tintri and Veeam. This broad portfolio of partners and technologies enables us to offer customers significant choice and meet customer demand for the products and solutions that best meet their needs. We believe our value proposition to vendor partners enables us to evolve our offering as new technologies emerge and new companies seek us as a channel partner.
In 2016, we generated over $1 billion of Net sales from each of four of our vendor partners and over $100 million of revenue from each of thirteen other vendor partners. In late 2015, we expanded our partnership with Dell and now provide their entire suite of products and services across all of our customer channels. We have received the highest level of certification from major vendor partners such as Cisco, Dell, EMC, Hewlett Packard Enterprise and Microsoft, which reflects the extensive product and solution knowledge and capabilities that we bring to our customers’ IT challenges. These certifications also provide us with access to favorable pricing, tools and resources, including vendor incentive programs, which we use to provide additional value to our customers. Our vendor partners also regularly recognize us with top awards and select us to develop and grow new customer solutions.
Product Procurement
We may purchase all or only some of the products our vendor partners offer for resale to our customers or for inclusion in the solutions we offer. Each vendor partner agreement provides for specific terms and conditions, which may include one or more of the following: product return privileges, price protection policies, purchase discounts and vendor incentive programs, such as, purchase or sales rebates and cooperative advertising reimbursements. We also purchase software from major software publishers and cloud providers for resale to our customers or for inclusion in the solutions we offer. Our agreements allow the end-user customer to acquire cloud-based solutions software or licensed products and services.
In addition to purchasing products directly from our vendor partners, we purchase products from wholesale distributors for resale to our customers or for inclusion in the solutions we offer. These wholesale distributors provide logistics management and supply-chain services for us, as well as for our vendor partners.
For our US operations, we purchased approximately 50% of the products we sold as discrete products or as components of a solution directly from our vendor partners and the remaining 50% from wholesale distributors for the year ended December 31, 2016. Purchases from our three largest wholesale distributors, Tech Data, SYNNEX and Ingram Micro, are each approximately 10% of total purchases.
Inventory Management
We operate two distribution centers in North America: a 450,000 square foot facility in Vernon Hills, Illinois, and a 513,000 square foot facility in North Las Vegas, Nevada. We also operate a 120,000 square foot distribution center in Rugby, Warwickshire, UK. We ship over 40 million units annually on an aggregate basis from our distribution centers.

We also have drop-shipment arrangements with many of our OEMs and wholesale distributors, which permit us to offer products to our customers without having to take physical delivery at our distribution centers. These arrangements generally represent approximately 45% to 55% of total consolidated Net sales, of which approximately 20% to 30% relate to electronic delivery for software licenses.
We believe that the location of our distribution centers allows us efficiently ship products to our customers and provide timely access to our principal distributors.
We believe competitive sources of supply are available in substantially all of the product categories that we offer.
Competition
The market for technology products and services is highly competitive and subject to economic conditions and rapid technological changes. Competition is based on many things, including the ability to tailor specific solutions to customer needs, the quality and breadth of product and service offerings, knowledge and expertise of sales force, customer service, price, product availability, speed of delivery and credit availability. We face competition from resellers, direct manufacturers, large service providers, cloud providers, telecommunication companies, and to a lesser extent e-tailers and retailers. Smaller, local or regional value added resellers typically focus on a single solution suite or portfolio of solutions from one or two vendors partners.
We believe we are well positioned to compete within this marketplace due to our competitive advantages. We expect the competitive landscape in which we compete to continue to evolve as new technologies are developed. While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors. For a discussion of the risks associated with competition, see Item 1A, “Risk Factors.”
Our Competitive Advantages
We believe we have sustainable competitive advantages that differentiate us in the marketplace.  We have built a strong sales organization and deep services and solutions capabilities over time and expect to continue to invest in coworkers to enhance these capabilities, which we believe when combined with our competitive advantages of scale and a performance driven culture, will help drive sustainable, profitable growth for us today and in the future.   Our scale enables us to have a national and international footprint, as well invest in resources to meet specific customer end-market needs. Our sellers are organized around unique customer end-markets that are both vertically and geographically focused.  Our scale enables our ability to invest in technical coworkers who work directly with our sellers to help customers implement increasingly complex IT solutions.  Our scale also enables us to operate our three distribution centers (two in the US and one in the UK) which combined are more than 1 million square feet in size.  With the acquisition of CDW UK in 2015, we have cross-border relationships that enable us to serve the needs of our US, UK and Canadian-based customers in more than 80 countries. Our strong, execution-oriented culture is underpinned by our compensation system.
Our Offerings
Our offerings range from discrete hardware and software products and services to complex integrated solutions including one or more of these elements. We believe our customers increasingly view technology purchases as integrated solutions rather than discrete product and service categories. We estimate that approximately 50% of our Net sales in 2016 in the US came from sales of product categories and services typically associated with solutions. Our hardware products include notebooks/mobile devices (including tablets), network communications, enterprise and data storage, video monitors, printers, desktop computers and servers. Our software products include application suites, security, virtualization, operating systems and network management. Our services include warranties, managed services, consulting design and implementation.
Today, IT is critical to both “run the business” and drive greater growth and productivity. To help our customers accomplish this, we have built a robust portfolio of solutions across data center, digital workspace, security, virtualization and services that we provide in physical, virtual, or cloud-based environments.

We provide public cloud solutions which reside off customer premises on a public (shared) infrastructure, and private cloud solutions, which reside on customer premises. We also offer hybrid cloud solutions that deliver the benefits of both public and private solutions. Our migration, integration and managed services offerings help our customers simplify cloud adoption, as well as the ongoing management of cloud solutions across the entire IT lifecycle. Dedicated Cloud Client Executives work with our customers to architect cloud solutions meeting their organizational, technology and financial objectives. These offerings are underpinned by our 24 by 7 network operating centers, as well as services that include cloud planning services and managed cloud. All of these investments help our customers maximize the return on their IT investments.

We offer a broad portfolio of integrated solutions that include the following on and off-premise capabilities:

•
Data Center: We assess our customers data center needs, design flexible, resilient and efficient solutions and manage the solution throughout its lifecycle. Our broad portfolio of hardware and software, for both on and off-premise solutions, enables us to provide a well-integrated solution, including converged and hyperconverged infrastructure, physical and virtualized servers, software defined data center, storage and energy-efficient power and cooling.

•
Digital Workspace: We build solutions that deliver access to applications that improve our customers’ productivity regardless of time or location. We connect our customers’ physical devices, including laptops, desktops and mobile devices, and utilize collaboration solutions to unite communications and applications via the integration of products that facilitate the use of multiple enterprise communication methods including email, instant messaging, presence, social media, voice, video, hardware, software and services. We also host cloud-based collaboration solutions. Our solutions provide the tools that allow our customers’ employees to share knowledge, ideas and information among each other and with clients and partners effectively, securely and quickly.

•
Security: We assess our customers’ security needs and provide them with threat prevention tools in order to protect their networks, servers and applications such as, anti-virus, anti-spam, content filtering, intrusion prevention, firewall and virtual private network services, and network access control. We also design and implement data loss prevention solutions, using data monitoring and encryption across a wide array of devices to ensure the security of customer information, personal employee information and research and development data.

•
Virtualization: We design and implement server, storage and desktop virtualization solutions. Virtualization enables our customers to efficiently utilize hardware resources by running multiple, independent, virtual operating systems on a single computer and multiple virtual servers simultaneously on a single server. Virtualization also can separate a desktop environment and associated application software from the hardware device that is used to access it, and provides employees with remote desktop access. Our specialists assist customers with the steps of implementing virtualization solutions, including evaluating network environments, deploying shared storage options and licensing platform software.

•
Services: We advise on, architect and manage integrated business technology for commercial and business organizations. Our solutions include integrated cloud, collaboration, data center, mobility and security business technology, from the physical to the application layer. We provide advisory, architectural and managed services across basic, discrete and integrated business technology solutions. We leverage best-in-class partner technology platforms to seamlessly architect and manage disparate IT platforms into integrated business technology solutions.

Although we believe customers increasingly view technology purchases as solutions rather than discrete product and service categories, our Net sales by major category, based upon our internal category classifications was as follow:

	Years Ended December 31,
	2016		2015(1)		2014 (1)
	Dollars in Millions	Percentage of Total Net Sales	Dollars in Millions	Percentage of Total Net Sales	Dollars in Millions	Percentage of Total Net Sales
Notebooks/Mobile Devices	2,934.3	21.0%	$2,538.5	19.5%	$2,352.9	19.5%
Netcomm Products	1,950.9	14.0	1,912.3	14.7	1,613.9	13.4
Desktops	1,054.8	7.5	968.6	7.5	1,058.2	8.8
Enterprise and Data Storage (Including Drives)	1,057.6	7.6	1,065.5	8.2	1,023.9	8.5
Other Hardware	3,981.4	28.5	3,798.3	29.2	3,492.3	28.8
Software(2)	2,406.9	17.2	2,161.3	16.6	2,065.8	17.1
Services(2)	579.0	4.1	472.8	3.6	371.1	3.1
Other (3)	17.0	0.1	71.4	0.7	96.4	0.8
Total Net sales	$13,981.9	100.0%	$12,988.7	100.0%	$12,074.5	100.0%

(1)	Amounts have been reclassified for changes in individual product classifications to conform to the presentation for the year ended December 31, 2016.

(2)	Certain software and services revenue is recorded on a net basis for accounting purposes, so the category percentage of net revenues is not representative of the category percentage of gross profits.

(3)	Includes items such as delivery charges to customers and certain commission revenue.
Our Internal Capabilities
Our Coworkers
As of December 31, 2016, we employed 8,516 coworkers with approximately 7,500 coworkers in North America and 1,000 in the United Kingdom. Approximately two thirds of our coworkers at year-end 2016 were customer facing. Over fifty percent of our Net sales are generated by account managers who have greater than seven years of experience. Account managers are supported by field sellers, highly skilled technology specialists and advanced service delivery engineers. We believe this structure to be core to our ability to continue to offer complex IT solutions and services.

None of our coworkers are covered by collective bargaining agreements. We consider our coworker relations to be good.
Marketing
We market the CDW brand to US, Canadian and British audiences using a variety of channels that include online, broadcast, print, social and other media. We market to current and prospective customers through integrated marketing programs including behaviorally targeted email, print, online media, events and sponsorships, as well as broadcast media. This promotion is also supported by integrated communication efforts targeting decision-makers, influencers and the general public using a combination of news releases, case studies, media interviews and speaking opportunities.
As a result of our relationships with our vendor partners, a significant portion of our advertising and marketing expenses is reimbursed through cooperative advertising programs. These programs are at the discretion of our vendor partners and are typically tied to sales or other commitments to be met by us within a specified period of time. We believe that our results and analytical techniques that measure the efficacy of our marketing programs differentiate us from our competitors.
Information Technology Systems
We maintain customized IT and unified communication systems that enhance our ability to provide prompt, efficient and expert service to our customers. In addition, these systems enable centralized management of key functions, including purchasing, inventory management, billing and collection of accounts receivable, sales and distribution. Our systems provide us with thorough, detailed and real-time information regarding key aspects of our business. This capability helps us to continuously enhance productivity, ship customer orders quickly and efficiently, respond appropriately to industry changes and provide high levels of customer service. We believe our websites, which provide electronic order processing and advanced tools, such as order tracking, reporting and asset management, make it easy for customers to transact business with us and ultimately strengthen our customer relationships.
Intellectual Property
The CDW trademark and certain variations thereon are registered or subject to pending trademark applications in the US, Canada, UK and certain other jurisdictions. We believe our trademarks have significant value and are important factors in our marketing programs. In addition, we own registrations for domain names, including cdw.com and cdwg.com and variations thereon, for certain of our primary trademarks. We also have unregistered copyrights in our website content.
History
Founded in 1984, CDW became a public company in 1993. In 2003, we purchased selected United States assets and the Canadian operations of Micro Warehouse, which extended our growth platform into Canada. In 2006, we acquired Berbee Information Networks Corporation, a regional provider of technology products, solutions and customized engineering services in advanced technologies primarily across Cisco, IBM and Microsoft portfolios. This acquisition increased our capabilities in customized engineering services and managed services.
We were a public company from 1993 until October 12, 2007 when we were acquired through a merger transaction by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC (“Madison Dearborn”) and Providence Equity Partners L.L.C. (“Providence Equity”). CDW Corporation continued as the surviving corporation and same legal entity after the acquisition, but became a wholly owned subsidiary of VH Holdings, Inc., a Delaware corporation.
On July 2, 2013, CDW Corporation completed the IPO of its common stock. In connection with the IPO, CDW Holdings distributed all of its shares of CDW Corporation’s common stock to its members in June 2013 in accordance with the members’ respective membership interests and was subsequently dissolved in August 2013. See Note 10 (Stockholders’ Equity) to the

accompanying Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data” for additional discussion of the IPO.
Before the IPO, Madison Dearborn and Providence Equity owned 46.0% and 40.6% of our common stock, respectively. After the IPO through secondary offerings and fund distributions, Madison Dearborn and Providence Equity liquidated their ownership positions. As of December 31, 2016 neither firm held a private equity position in CDW.
On November 10, 2014, we completed the acquisition of a 35% non-controlling equity interest in UK-based IT solutions provider, Kelway TopCo Limited (“Kelway”.) On August 1, 2015, we purchased the remaining 65% of Kelway’s outstanding common stock, which increased our ownership interest from 35% to 100% and provided us control. Rebranded CDW UK in April 2016, the acquisition extended our footprint into the United Kingdom. It also enhanced our ability to provide IT solutions to US-based customers with multinational locations. Financial results of CDW UK are included in our Consolidated Financial Statements from the date of acquisition. For further details regarding the acquisition, see Note 3 (Acquisition) to the accompanying Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Available Information
We maintain a website at www.cdw.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this report.

PART II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Unless otherwise indicated or the context otherwise requires, as used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the terms “we,” “us,” “the Company,” “our,” “CDW” and similar terms refer to CDW Corporation and its subsidiaries. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the Consolidated Financial Statements and the related notes included elsewhere in this report. This discussion contains forward-looking statements that are subject to numerous risks and uncertainties. Actual results may differ materially from those contained in any forward-looking statements. See “Forward-Looking Statements” above.
Overview
CDW Corporation is a Fortune 500 company and a leading provider of integrated information technology (“IT”) solutions in the United States, Canada and the United Kingdom. We help over 250,000 small, medium and large business, and government, education and healthcare customers by delivering critical solutions to meet their increasingly complex IT needs. Our broad array of offerings ranges from discrete hardware and software products to integrated IT solutions such as mobility, security, data center, virtualization and digital workspace. We are technology “agnostic,” with a product portfolio including more than 100,000 products from more than 1,000 leading and emerging brands. Our solutions are delivered in physical, virtual and cloud-based environments. We provide our products and solutions through over 5,500 customer-facing coworkers, including sellers, highly-skilled technology specialists and advanced service delivery engineers.
We are a leading sales channel partner for many original equipment manufacturers (“OEMs”), software publishers and cloud providers (collectively, our “vendor partners”), whose products we sell or include in the solutions we offer. We provide our vendor partners with a cost-effective way to reach customers and deliver a consistent brand experience through our established end-market coverage, technical expertise and extensive customer access.
On August 1, 2015, we purchased the remaining 65% of Kelway’s outstanding common stock, which increased our ownership interest from 35% to 100%, and provided us control. Rebranded CDW UK in April 2016, the acquisition extended our footprint into the United Kingdom. It also enhanced our ability to provide IT solutions to US based customers with multinational locations. Financial results of CDW UK are included in our Consolidated Financial Statements from the date of acquisition. For further details regarding the acquisition, see Note 3 (Acquisition) to the accompanying Consolidated Financial Statements, under Item 8, “Financial Statements and Supplementary Data”.
We have three reportable segments, Corporate, Small Business and Public. Our Corporate segment primarily serves private sector business customers with more than 250 employees. Our Small Business segment primarily serves private sector business customers with up to 250 employees. Our Public segment is comprised of government agencies and education and healthcare institutions in the US. We also have two other operating segments: Canada and CDW UK, each of which do not meet the reportable segment quantitative thresholds and, accordingly, are included in an all other category (“Other”). For additional information relating to CDW UK, see Note 3 (Acquisition) to our Consolidated Financial Statements. The CDW Advanced Services business consists primarily of customized engineering services delivered by technology specialists and engineers, and managed services that include Infrastructure as a Service (“IaaS”) offerings. Effective January 1, 2016, the CDW Advanced Services business was included in our Corporate, Small Business and Public segments.
We may sell all or only select products that our vendor partners offer. Each vendor partner agreement provides for specific terms and conditions, which may include one or more of the following: product return privileges, price protection policies, purchase discounts and vendor incentive programs, such as purchase or sales rebates and cooperative advertising reimbursements. We also resell software for major software publishers. Our agreements with software publishers allow the end-user customer to acquire software or licensed products and services. In addition to helping our customers determine the best software solutions for their needs, we help them manage their software agreements, including warranties and renewals. A significant portion of our advertising and marketing expenses is reimbursed through cooperative advertising programs with our vendor partners. These programs are at the discretion of our vendor partners and are typically tied to sales or other commitments to be met by us within a specified period of time.
Trends and Key Factors Affecting our Financial Performance
We believe the following trends and key factors may have an important impact on our financial performance:

•
General economic conditions are a key factor affecting our ability to generate sales and achieve our targeted operating results as they impact our customers’ willingness to spend on information technology. This is particularly the case for corporate customers, as their purchases tend to reflect confidence in their business prospects, which are driven by their perceptions of business conditions. Purchasing behavior may be different between our Corporate and Small Business customers due to their perception of business conditions.

•
Changes in spending policies, budget priorities and revenue levels are a key factor influencing government purchasing levels. Our Government results also reflect increased interest in meeting public safety needs through technology solutions by state and local customers, as well as our ability to address strategic changes made by the Federal government toward a more programmatic technology strategy.

•
Customer focus on security has been, and we expect will continue to be, an ongoing trend. Customers are seeking solutions to protect their internal systems against threats and are implementing solutions that provide enterprise-wide visibility, detection expertise and investigation workflows. They are also implementing endpoint security, firewall segmentation and user authentication tools.

•	The Healthcare industry continues to experience consolidation, which has caused uneven technology growth as customers assess their post-acquisition state.

•
Our Education sales channel performance continues to be impacted by the implementation of networking projects related to the US Federal Communications Commission E-Rate program. We are also seeing positive impacts as schools develop digital testing and curriculum programs, and work to create new learning environments for students. Within the higher education market, networking projects continue to be a key priority across campuses. While technology is an opportunity to create cost savings and improve productivity, funding is a key determinant of technology spending in education.

•
There continues to be substantial uncertainty regarding the impact of Brexit. Potential adverse consequences of Brexit such as global market uncertainty, volatility in currency exchange rates, greater restrictions on imports and exports between UK and EU countries and increased regulatory complexities could have a negative impact on our business, financial condition and results of operations.

•
Technology trends drive customer purchase behaviors and we are seeing continuing evolution in the market. Innovation influences customer purchases across all of our customer end-markets. Key trends in technology include increasing adoption of cloud-based solutions for certain key workloads, including security, as well as adoption of hyper-converged appliances to deliver greater flexibility and efficiency. In addition, hybrid cloud solutions are being adopted, along with software being embedded into solutions.

Key Business Metrics

We monitor a number of financial and non-financial measures and ratios on a regular basis in order to track the progress of our business and make adjustments as necessary. We believe that the most important of these measures and ratios include average daily sales, gross margin, operating margin, Net income, Non-GAAP net income, Net income per common share, Non-GAAP net income per diluted share, EBITDA and Adjusted EBITDA, free cash flow, return on invested capital, Cash and cash equivalents, net working capital, cash conversion cycle (defined to be days of sales outstanding in Accounts receivable plus days of supply in Inventory minus days of purchases outstanding in Accounts payable, based on a rolling three-month average), debt levels including available credit and leverage ratios, sales per coworker and coworker turnover. These measures and ratios are compared to standards or objectives set by management, so that actions can be taken, as necessary, in order to achieve the standards and objectives.

Non-GAAP net income, Non-GAAP net income per diluted share, EBITDA and Adjusted EBITDA are non-GAAP financial measures.

We believe these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of our business, as they remove the impact of items that management believes are not reflective of underlying operating performance. Management uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Additionally, Adjusted EBITDA is a measure in the credit agreement governing our Senior Secured Term Loan Facility (“Term Loan”) used to evaluate our ability to make certain investments, incur additional debt, and make restricted payments, such as dividends and share repurchases, as well as whether we are required to make additional principal prepayments on the Term Loan beyond the quarterly amortization payments. For further details regarding the Term Loan, see Long-Term Debt and Financing Arrangements within Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 8 (Long-Term Debt) to the accompanying Consolidated Financial Statements. For the definitions of Non-GAAP net income and Adjusted EBITDA and reconciliations to Net income, see “Results of Operations”.

The results of certain key business metrics are as follows:

	Years Ended December 31,
(dollars in millions)	2016	2015	2014
Net sales	$13,981.9	$12,988.7	$12,074.5
Gross profit	2,327.2	2,115.8	1,921.3
Income from operations	819.2	742.0	673.0
Net income	424.4	403.1	244.9
Non-GAAP net income	569.0	503.5	409.9
Adjusted EBITDA	1,117.3	1,018.5	907.0
Average daily sales	55.0	51.1	47.5
Net debt (defined as total debt minus cash and cash equivalents) (1)	2,970.7	3,222.1	2,821.5
Cash conversion cycle (in days) (2)	19	21	21

(1)
As a result of the adoption of Accounting Standards Update (ASU) 2015-03 during the second quarter of 2015, historical periods have been revised to reflect the change in the presentation of deferred financing costs, which are now shown as a reduction of Long-term debt, instead of being presented as a separate asset on the Consolidated Balance Sheet. In the third quarter of 2015, we adopted ASU 2015-15 which allows entities to present deferred financing costs for line-of-credit arrangements as an asset. We retroactively adjusted the deferred financing costs and Long-term debt liability presented in historical periods to align it to the current period presentation.

(2)
Cash conversion cycle is defined as days of sales outstanding in accounts receivable plus days of supply in inventory minus days of purchases outstanding in accounts payable, based on a rolling three-month average.

Results of Operations
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Results of operations, in dollars and as a percentage of Net sales, for the years ended December 31, 2016 and 2015 are as follows:

	Years Ended December 31,
	2016		2015
	Dollars in Millions	Percentage of Net Sales (1)	Dollars in Millions	Percentage of Net Sales(1)
Net sales	$13,981.9	100.0%	$12,988.7	100.0%
Cost of sales	11,654.7	83.4	10,872.9	83.7
Gross profit	2,327.2	16.6	2,115.8	16.3
Selling and administrative expenses	1,345.1	9.6	1,226.0	9.4
Advertising expense	162.9	1.2	147.8	1.1
Income from operations	819.2	5.9	742.0	5.7
Interest expense, net	(146.5)	(1.0)	(159.5)	(1.2)
Net loss on extinguishments of long-term debt	(2.1)	—	(24.3)	(0.2)
Gain on remeasurement of equity investment	—	—	98.1	0.8
Other income (expense), net	1.8	—	(9.3)	(0.1)
Income before income taxes	672.4	4.8	647.0	5.0
Income tax expense	(248.0)	(1.8)	(243.9)	(1.9)
Net income	$424.4	3.0%	$403.1	3.1%

(1)	Percentages may not total due to rounding.
Net sales
Net sales by segment, in dollars and as a percentage of total Net sales, and the year-over-year dollar and percentage change in Net sales for the years ended December 31, 2016 and 2015 are as follows:

	Years Ended December 31,
	2016		2015
(dollars in millions)	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change (1)

Corporate (2)	$5,889.8	42.1%	$5,878.7	45.3%	$11.1	0.2%

Small Business (2)	1,140.1	8.2	1,089.6	8.4	50.5	4.6

Public:
Government	1,863.7	13.3	1,700.9	13.1	162.7	9.6
Education	2,018.3	14.4	1,818.8	14.0	199.5	11.0
Healthcare	1,707.4	12.2	1,663.9	12.8	43.5	2.6
Total Public	5,589.4	40.0	5,183.6	39.9	405.7	7.8

Other	1,362.6	9.7	836.8	6.4	525.9	62.8

Total Net sales	$13,981.9	100.0%	$12,988.7	100.0%	$993.2	7.6%

(1)	There were 254 selling days for the years ended December 31, 2016 and 2015.

(2)	Amounts have been recast to present Small Business as its own operating and reportable segment.
Total Net sales in 2016 increased $993 million, or 7.6%, to $13,982 million, compared to $12,989 million in 2015, reflecting both solid organic increases and the inclusion of seven months of incremental CDW UK sales. Total Net sales increased 8.3% on a constant currency basis. There were five key trends that impacted our Net sales growth. First, customers were seeking to optimize their infrastructure by extending asset lives or adding capacity, which led to increases in warranties and virtualization software. Second, customer focus on designing IT securely continued to be a major area of interest for customers, and we saw excellent increases across our entire security portfolio, including security software. We also saw our customers seeking architectures to increase the flexibility and efficiency of their IT infrastructure, which drove increased adoption of cloud solutions for certain workloads, including security, as well as increased sales of hyper-converged infrastructure. Fourth, we saw the on-going trend where a greater proportion of solutions are being delivered via software. With software becoming more “mission critical,” customers continued to turn to software assurance to protect their investment. Finally, customer demand for digital signage and video screens, as well as notebook/mobile devices, drove growth across all of our customer end-markets.
Corporate segment Net sales in 2016 increased $11 million, or 0.2%, year over year, as customer demand for longer tail purchases, including data center and networking solutions, was impacted by slow economic growth and market trends. Corporate had strong sales performance in notebook/mobile devices and software products.
Economic conditions had less of an impact on Small Business results, as Net sales to Small Business customers increased by $51 million, or 4.6%, between periods, driven by growth in notebooks/mobile devices, desktops and video projection hardware.
Public segment Net sales in 2016 increased $406 million, or 7.8%, between years. Net sales to government customers increased $163 million, or 9.6%. State and local government customers continued to focus on public safety and we benefited from new contracts. Our Federal channel saw low single-digit growth as the success we had meeting new strategic programs was partially offset by the impact of several large client device purchase orders that were delayed into 2017. Net sales to education customers increased $199 million, or 11.0%, year over year, driven by continued success providing client devices to support digital testing and curriculums, as well as desktops and video projection hardware to support new learning environments for students. Healthcare growth was 2.6% or $43 million, driven by notebooks/mobile devices, desktops and software. Patient data security continues to be a top concern. We continued to see some of our larger customers shifting priorities to reducing costs due to industry consolidation.
Net sales in Other, which is comprised of our Canadian and CDW UK operations, increased $526 million, or 62.8%, compared 2015. The increase in Net sales was primarily driven by the impact of consolidating twelve months of CDW UK Net sales in 2016 compared to consolidating five months of CDW UK results in 2015. Both our Canadian and UK businesses grew high-single digits in local currency in 2016. Currency was impacted by Canadian dollar to US dollar translation in the first half of the year and British pound to US dollar translation in the second half.
Gross profit
Gross profit increased $211 million, or 10.0%, to $2,327 million in 2016, compared to $2,116 million in 2015. As a percentage of Net sales, Gross profit increased 30 basis points to 16.6% in 2016, from 16.3% in 2015.
Gross profit margin was positively impacted 30 basis points by a higher mix of net service contract revenue as customers looked to extend the life of equipment through warranties, protect their software investments through software assurance and adopt cloud solutions to deliver certain workloads. All of these solutions grew faster than our overall Net sales. In addition, vendor partner funding positively impacted gross margin by 35 basis points. These increases helped offset the impact of 30 basis points from unfavorable product margin.
Gross profit margin may fluctuate based on various factors, including vendor incentive and inventory price protection programs, cooperative advertising funds classified as a reduction of cost of sales, product mix, net service contract revenue, commission revenue, pricing strategies, market conditions and other factors.
Selling and administrative expenses
Selling and administrative expenses increased $119 million, or 9.7%, to $1,345 million in 2016, compared to $1,226 million in 2015. As a percentage of total Net sales, Selling and administrative expenses increased 20 basis points to 9.6% in 2016, up from 9.4% in 2015. Payroll costs increased $65 million, or 11.7%, year over year, primarily due to incremental coworker hires at the end of 2015, higher compensation costs consistent with increased Gross profit and the inclusion of twelve months of CDW UK payroll costs in 2016 compared to five months in 2015. Total coworker count was 8,516 at December 31, 2016, up 51 from 8,465 at December 31, 2015. Amortization expense related to intangibles increased $18 million, or 8.8%, during 2016 compared to 2015, primarily due to incremental amortization expense related to the intangible assets arising from our acquisition of CDW UK. Non-cash equity-based compensation expense increased $8 million, or 25.8%, during 2016 compared to 2015, primarily due to annual equity awards granted under our 2013 Long-Term Incentive Plan, performance against long-term incentive program targets and equity awards granted in connection with our acquisition of CDW UK.

Income from operations
Income from operations by segment, in dollars and as a percentage of Net sales, and the year-over-year percentage change for the years ended December 31, 2016 and 2015 was as follows:

	Years Ended December 31,
	2016		2015
	Dollars in Millions	Operating Margin	Dollars in Millions	Operating Margin	Percent Change in Income from Operations
Segments: (1)
Corporate(2)(6)	$453.6	7.7%	$432.5	7.4%	4.9%
Small Business(2)(6)	68.9	6.0	68.3	6.3	0.9
Public(2)	368.0	6.6	328.6	6.3	12.0
Other (3)(4)	43.6	3.2	27.1	3.2	60.9
Headquarters (5)	(114.9)	nm*	(114.5)	nm*	0.3
Total Income from operations	$819.2	5.9%	$742.0	5.7%	10.4%

* Not meaningful

(1)
Segment income from operations includes the segment’s direct operating income, allocations for certain Headquarters’ costs, allocations for income and expenses from logistics services, certain inventory adjustments and volume rebates and cooperative advertising from vendors.

(2)
Certain costs related to technology specialists have been reclassified between our Corporate, Small Business and Public segments. The prior period has been reclassified to conform to the current period presentation.

(3)
Effective January 1, 2016, CDW Advanced Services is included in our Corporate, Small Business and Public segments and Other is comprised of CDW Canada and CDW UK. The prior period has been reclassified to conform to the current period presentation.

(4)	Includes the financial results for our other operating segments, CDW Canada and CDW UK, which do not meet the reportable segment quantitative thresholds.

(5)
Includes Headquarters’ function costs that are not allocated to the segments. Certain Headquarters expenses have been allocated to CDW Canada in 2016. The prior period has been reclassified to conform to the current period presentation.

(6)	Amounts have been recast to present Small Business as its own operating and reportable segment.
Income from operations was $819 million in 2016, an increase of $77 million, or 10.4%, compared to $742 million in 2015. Total operating margin increased 20 basis points to 5.9% in 2016, from 5.7% in 2015. Operating margin was positively impacted by the increase in Gross profit margin, driven by higher contribution from net service contract revenue and vendor partner funding. Selling and administrative expenses as a percentage of Net sales increased 20 basis points in 2016 versus 2015, primarily reflecting increased sales compensation and coworker costs resulting from the inclusion of CDW UK expenses for twelve months in 2016 compared to five months in 2015.
Corporate segment income from operations was $454 million in 2016, an increase of $21 million, or 4.9%, compared to $433 million in 2015. Corporate segment operating margin increased 30 basis points to 7.7% in 2016, from 7.4% in 2015. This increase was primarily due to an increase in Gross profit driven by a higher mix of net service contract revenue, as well as higher volume rebates, partially offset by an increase in Selling and administrative expenses as a percentage of Net sales, due to higher sales payroll costs.
Small Business segment income from operations was $69 million in 2016, an increase of $1 million, or 0.9%, compared to 2015. Small Business operating margin decreased by 30 basis points to 6.0% in 2016, from 6.3% in 2015. The decrease in operating margin was primarily due to an increase in Selling and administrative expenses as a percentage of Net sales, due to higher sales payroll costs.
Public segment income from operations was $368 million in 2016, an increase of $39 million, or 12.0%, compared to $329 million in 2015. Public segment operating margin increased 30 basis points to 6.6% in 2016, from 6.3% in 2015. This decrease was driven primarily due to an increase in Net sales and Gross profit driven by a higher mix of net service contract revenue, as well as higher volume rebates, partially offset by an increase in Selling and administrative expenses as a percentage of Net sales, due to higher sales payroll costs.
Other income from operations was $44 million in 2016, an increase of $17 million, or 60.9%, compared to $27 million in 2015. This was primarily due to the inclusion of an additional seven months of CDW UK income from operations. Other operating margin percentage remained flat at 3.2% in both 2016 and 2015.
Interest expense, net
At December 31, 2016, our outstanding long-term debt totaled $3,234 million, compared to $3,260 million at December 31, 2015, a decrease of $26 million primarily due to principal payments on the loans. Net interest expense in 2016 was $147 million, a decrease of $13 million, compared to $160 million in 2015. This decrease was primarily due to the lower effective interest rates and the lower principal loan balances for 2016 compared to 2015 as a result of redemptions and refinancing activities completed during 2016 and 2015, and the impact in 2016 of mark-to-market gains associated with our interest rate cap agreements.
Net loss on extinguishments of long-term debt
For information regarding our debt, see Note 8 (Long-Term Debt) to the accompanying Consolidated Financial Statements. During 2016, we recorded a net loss on extinguishments of long-term debt of $2 million compared to $24 million in 2015.
Net loss on extinguishments of long-term debt for the years ended December 31, 2016 and 2015 are as follows:

Month of Extinguishment	Debt Instrument	(in millions)
		Amount Extinguished	Loss Recognized
For the Year Ended December 31, 2016
August 2016	Senior Secured Term Loan Facility	$1,490.4	$(2.1)
Total Loss Recognized			$(2.1)

For the Year Ended December 31, 2015
March 2015	2019 Senior Notes	$503.9	$(24.3)	(1)
Total Loss Recognized			$(24.3)

(1)
We repaid all of the remaining aggregate principal amount outstanding. The loss recognized represents the difference between the aggregate principal amount and the net carrying amount of the purchased debt, adjusted for the remaining unamortized deferred financing costs and premium.

Gain on remeasurement of equity investment
On August 1, 2015, we completed the acquisition of CDW UK by purchasing the remaining 65% of its outstanding common stock which increased our ownership interest from 35% to 100%, and provided us control. As a result, our previously held 35% equity investment was remeasured to fair value, resulting in a gain of $98 million recorded in Gain on remeasurement of equity investment in the Consolidated Statements of Operations.
Income tax expense
Income tax expense was $248 million in 2016, compared to $244 million in 2015. The effective income tax rate, expressed by calculating income tax expense or benefit as a percentage of income before income taxes, was 36.9% and 37.7% for 2016 and 2015, respectively.
For 2016, the effective tax rate differed from the US federal statutory rate primarily due to state income taxes and non-deductible meals and entertainment expenses, which were partially offset by lower corporate tax rates on our international income, a deferred tax benefit as a result of a tax rate reduction in the UK and excess tax benefits on equity compensation as a result of adopting ASU 2016-09. For 2015, the effective tax rate differed from the US federal statutory rate primarily due to state income taxes and withholding tax expense on the earnings of our Canadian business as a result of no longer asserting permanent reinvestment, which was partially offset by a deferred tax benefit as a result of a tax rate reduction in the UK. The lower effective tax rate for 2016 as compared to 2015 was primarily attributable to a larger benefit in 2016 related to our international income, which is taxed at lower tax rates than our US income, excess tax benefits on equity compensation as a result of adopting ASU 2016-09 in 2016 and less Canadian withholding tax expense in 2016 than in 2015, partially offset by a greater deferred tax benefit related to UK tax rate reductions in 2015 than in 2016.

Non-GAAP Financial Measure Reconciliations

We have included reconciliations of Non-GAAP net income, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and consolidated Net sales growth on a constant currency basis for the years ended December 31, 2016 and 2015 below.

Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation, acquisition and integration expenses, and gains and losses from the extinguishment of long-term debt. EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Consolidated Net sales growth on a constant currency basis is defined as consolidated Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.

Non-GAAP net income, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and consolidated Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by management may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

We believe these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of our business, as they remove the impact of items that management believes are not reflective of underlying operating performance. Management uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Additionally, Adjusted EBITDA is a measure in the credit agreement governing our Senior Secured Term Loan Facility (“Term Loan”) used to evaluate our ability to make certain investments, incur additional debt and make restricted payments, such as dividends and share repurchases, as well as whether we are required to make additional principal prepayments on the Term Loan beyond the quarterly amortization payments. For further details regarding the Term Loan, see Note 8 (Long-Term Debt) to the accompanying Consolidated Financial Statements.
Non-GAAP net income
Non-GAAP net income was $569 million for the year ended December 31, 2016, an increase of $65 million, or 13.0%, compared to $504 million for the year ended December 31, 2015.

	Years Ended December 31,
(in millions)	2016	2015
Net income	$424.4	$403.1
Amortization of intangibles(1)	187.2	173.9
Non-cash equity-based compensation	39.2	31.2
Non-cash equity-based compensation related to equity investment(2)	—	20.0
Net loss on extinguishments of long-term debt	2.1	24.3
Acquisition and integration expenses(3)	7.3	10.2
Gain on remeasurement of equity investment(4)	—	(98.1)
Other adjustments(5)	(5.4)	3.7
Aggregate adjustment for income taxes (6)	(85.8)	(64.8)
Non-GAAP net income(7)	$569.0	$503.5

(1)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(2)	Represents our 35% share of an expense related to certain equity awards granted by one of the sellers to CDW UK coworkers in July 2015 prior to our acquisition of CDW UK.

(3)	Comprised of expenses related to CDW UK.

(4)	Represents the gain resulting from the remeasurement of our previously held 35% equity investment to fair value upon the completion of the acquisition of CDW UK.

(5)
Primarily includes our share of settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter during the year ended December 31, 2016. Also includes expenses related to the consolidation of office locations north of Chicago during the years ended December 31, 2016 and 2015.

(6)	Aggregate adjustment for income taxes consists of the following:

	Year Ended December 31,
	2016	2015
Total Non-GAAP adjustments	230.4	165.2
Weighted-average statutory effective rate	36.0%	38.0%
Income tax	(82.9)	(62.8)
Deferred tax adjustment due to law changes	(1.5)	(4.0)
Stock compensation tax benefit related to the adoption of ASU 2016-09	(1.8)	—
Withholding tax expense on the unremitted earnings of our Canadian subsidiary	—	3.3
Non-deductible adjustments and other	0.4	(1.3)
Total aggregate adjustment for income taxes	$(85.8)	$(64.8)

(7)	Includes the impact of consolidating five months of CDW UK's financial results for the year ended December 31, 2015.
Adjusted EBITDA
Adjusted EBITDA was $1,117 million for the year ended December 31, 2016, an increase of $99 million, or 9.7%, compared to $1,018 million for the year ended December 31, 2015. As a percentage of Net sales, Adjusted EBITDA was 8.0% and 7.8% for the years ended December 31, 2016 and 2015, respectively.

	Years Ended December 31,
(in millions)	2016	Percentage of Net Sales	2015	Percentage of Net Sales
Net income	$424.4		$403.1
Depreciation and amortization	254.5		227.4
Income tax expense	248.0		243.9
Interest expense, net	146.5		159.5
EBITDA	1,073.4	7.7%	1,033.9	8.0%

Adjustments:
Non-cash equity-based compensation	39.2		31.2
Net loss on extinguishments of long-term debt	2.1		24.3
(Income) loss from equity investments(1)	(1.1)		10.1
Acquisition and integration expenses(2)	7.3		10.2
Gain on remeasurement of equity investment(3)	—		(98.1)
Other adjustments(4)	(3.6)		6.9
Total adjustments	43.9		(15.4)

Adjusted EBITDA(5)	$1,117.3	8.0%	$1,018.5	7.8%

(1)
Represents our share of (income) loss from our equity investments. Our 35% share of CDW UK's net loss for the twelve months ended December 31, 2015 includes our 35% share of an expense related to certain equity awards granted by one of the sellers to CDW UK coworkers in July 2015 prior to the acquisition.

(2)	Comprised of expenses related to CDW UK.

(3)	Represents the gain resulting from the remeasurement of our previously held 35% equity investment to fair value upon the completion of the acquisition of CDW UK.

(4)
Primarily includes our share of settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter during the year ended December 31, 2016. Also includes expenses related to the consolidation of office locations north of Chicago during the years ended December 31, 2016 and 2015.

(5)	Includes the impact of consolidating five months of CDW UK's financial results for the year ended December 31, 2015.

Consolidated Net sales growth on a constant currency basis
Consolidated Net sales increased $993 million, or 7.6%, to $13,982 million for the year ended December 31, 2016, compared to $12,989 million for the year ended December 31, 2015. Consolidated Net sales on a constant currency basis, which excludes the impact of foreign currency translation, increased $1,070 million, or 8.3%, to $13,982 million for the year ended December 31, 2016, compared to $12,912 million for the year ended December 31, 2015.

	Years Ended December 31,
(in millions)	2016	2015	% Change	Average Daily % Change(1)
Net sales, as reported	$13,981.9	$12,988.7	7.6%	7.6%
Foreign currency translation (2)	—	(76.3)
Consolidated Net sales, on a constant currency basis	$13,981.9	$12,912.4	8.3%	8.3%

(1)	There were 254 selling days for the twelve months ended December 31, 2016 and 2015.

(2)
Represents the effect of translating the prior year results of CDW Canada and CDW UK at the average exchange rates applicable in the current year. Includes the impact of consolidating five months of CDW UK's financial results for the year ended December 31, 2015.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
Results of operations, in dollars and as a percentage of Net sales, for the years ended December 31, 2015 and 2014 are as follows:

	Year Ended December 31, 2015		Year Ended December 31, 2014
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Net sales	$12,988.7	100.0%	$12,074.5	100.0%
Cost of sales	10,872.9	83.7	10,153.2	84.1
Gross profit	2,115.8	16.3	1,921.3	15.9
Selling and administrative expenses	1,226.0	9.4	1,110.3	9.2
Advertising expense	147.8	1.1	138.0	1.1
Income from operations	742.0	5.7	673.0	5.6
Interest expense, net	(159.5)	(1.2)	(197.3)	(1.6)
Net loss on extinguishments of long-term debt	(24.3)	(0.2)	(90.7)	(0.8)
Gain on remeasurement of equity investment	98.1	0.8	—	—
Other income, net	(9.3)	(0.1)	2.7	—
Income before income taxes	647.0	5.0	387.7	3.2
Income tax expense	(243.9)	(1.9)	(142.8)	(1.2)
Net income	$403.1	3.1%	$244.9	2.0%

Net sales

Net sales by segment, in dollars and as a percentage of total Net sales, and the year-over-year dollar and percentage change in Net sales for the years ended December 31, 2015 and 2014 are as follows:

	Years Ended December 31,
	2015		2014
(dollars in millions)	Net Sales	Percentage of Total Net sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change (1)

Corporate(2)	$5,878.7	45.3%	$5,541.8	45.9%	$336.9	6.1%

Small Business(2)	1,089.6	8.4	1,062.2	8.8	27.4	2.6

Public:
Government	1,700.9	13.1	1,475.9	12.2	225.0	15.2
Education	1,818.8	14.0	1,838.7	15.2	(19.9)	(1.1)
Healthcare	1,663.9	12.8	1,623.7	13.4	40.2	2.5
Total Public	5,183.6	39.9	4,938.3	40.9	245.3	5.0

Other	836.8	6.4	532.2	4.4	304.6	57.2

Total Net sales	$12,988.7	100.0%	$12,074.5	100.0%	$914.2	7.6%

(1)	There were 254 selling days for the years ended December 31, 2015 and 2014.

(2)	Amounts have been recast to present Small Business as its own operating and reportable segment.

Total Net sales in 2015 increased $914 million, or 7.6%, to $12,989 million, compared to $12,075 million in 2014, reflecting both organic Net sales growth and the impact of consolidating five months of CDW UK Net sales. Customer priorities continued to shift more towards integrated solutions, which drove higher growth in solutions sales compared to transactional product sales. Strong sales performance in solutions-focused products was driven by netcomm and server and server-related products. The growth in transactional products was led by notebooks/mobile devices, partially offset by a decline in desktop computers.

Organic Net sales, which excludes the impact of the acquisition of CDW UK, increased $564 million, or 4.7%, to $12,638 million in 2015, compared to $12,074 million in 2014. Organic Net sales on a constant currency basis, which excludes the impact of foreign currency translation, in 2015 increased $635 million, or 5.3%, to $12,638 million, compared to $12,003 million in 2014. For additional information, see “Non-GAAP Financial Measure Reconciliations” below.

Corporate segment Net sales in 2015 increased $337 million, or 6.1%, compared to 2014, primarily due to strong sales performance in solutions-focused products driven by netcomm products and server and server-related products. Growth in transactional products was driven by notebook/mobile devices, partially offset by a decline in desktop computers.

Small Business segment Net sales increased by $27 million, or 2.6%, between periods, driven by growth in notebooks/mobile devices and netcomm products, partially offset by a decline in desktop computers.

Public segment Net sales in 2015 increased $245 million, or 5.0%, between years, due to strong sales performance in Government and growth in Healthcare, partially offset by Education remaining relatively flat. Net sales to government customers increased $225 million, or 15.2%, between periods, as sales to both Federal and state/local government customers experienced mid-teens growth. The increase in Net sales to the Federal government was driven by growth in sales of netcomm products, software and enterprise storage, as we continued to benefit from strategic changes made to better align with new Federal government purchasing programs implemented last year. A continued focus on public safety drove the increase in Net sales to state/local government customers, which was led by netcomm products, notebooks/mobile devices and software, partially offset by a decline in desktop computers. Net sales to education customers decreased $20 million, or 1.1%, year over year, primarily due to declines in notebooks/mobile devices, partially offset by growth in netcomm products. Net sales to healthcare customers increased $40 million, or 2.5%, year over year, driven by growth in netcomm and server-related products, partially offset by declines in desktop computers and point-of-care technology carts, as some of our larger customers shifted priorities to reducing costs due to industry consolidation.

Net sales in Other in 2015 increased $305 million, or 57.2%, compared to 2014. Other is comprised of Canada and CDW UK. The increase in 2015 Net sales was driven by the impact of consolidating five months of CDW UK, partially offset by a decline in the US dollar-denominated Net sales of Canada. The Net sales of Canada in constant currency continued to grow during 2015 compared to 2014.

Gross profit

Gross profit increased $195 million, or 10.1%, to $2,116 million in 2015, compared to $1,921 million in 2014. As a percentage of Net sales, Gross profit increased 40 basis points to 16.3% in 2015, from 15.9% in 2014.

Net service contract revenue, including items such as third-party services, warranties and SaaS, contributed a positive impact of 15 basis points to gross profit margin as our cost paid to the vendor or third-party service provider is recorded as a reduction to Net sales, resulting in Net sales being equal to the gross profit on the transaction. Gross profit margin was positively impacted 15 basis points due to a higher mix of services and improved product margin. We also experienced a favorable impact of 10 basis points from vendor partner funding. Vendor partner funding includes purchase discounts, volume rebates and cooperative advertising.

Gross profit margin may fluctuate based on various factors, including vendor incentive and inventory price protection programs, cooperative advertising funds classified as a reduction of cost of sales, product mix, net service contract revenue, commission revenue, pricing strategies, market conditions and other factors.

Selling and administrative expenses

Selling and administrative expenses increased $116 million, or 10.4%, to $1,226 million in 2015, compared to $1,110 million in 2014. As a percentage of total Net sales, Selling and administrative expenses increased 20 basis points to 9.4% in 2015, up from 9.2% in 2014. Sales payroll costs increased $60 million, or 12.0%, year over year, primarily due to increased sales compensation consistent with growth in solutions-related sales, an increase in Gross profit and consolidating five months of incremental CDW UK sales payroll costs. In addition, certain coworker costs increased $10 million, or 3.8%, during 2015 compared to the prior year, due to higher costs consistent with increased coworker count, primarily due to our acquisition of CDW UK. Total coworker count was 8,465 at December 31, 2015, up 1,254 from 7,211 at December 31, 2014. Amortization expense related to intangibles increased $17 million, or 9.2%, during 2015 compared to 2014, primarily due to incremental amortization expense related to the intangible assets arising from our acquisition of CDW UK. Non-cash equity-based compensation expense increased $15 million, or 90.7%, during 2015 compared to 2014, primarily due to annual equity awards granted under our 2013 Long-Term Incentive Plan in 2015, performance against long-term incentive program targets and equity awards granted in connection with our acquisition of CDW UK. In addition, we incurred $10 million of acquisition and integration costs in 2015 related to our acquisition of CDW UK.

Income from operations
Income from operations by segment, in dollars and as a percentage of Net sales, and the year-over-year percentage change in Income from operations for the years ended December 31, 2015 and 2014 is as follows:

	Years Ended December 31,
	2015		2014
	Dollars in Millions	Operating Margin	Dollars in Millions	Operating Margin	Percent Change in Income from Operations
Segments: (1)
Corporate(2) (6)	$432.5	7.4%	$403.5	7.3%	7.2%
Small Business(2) (6)	68.3	6.3	57.1	5.4	19.6
Public(2)	328.6	6.3	303.9	6.2	8.1
Other(3)(4)	27.1	3.2	21.4	4.0	26.7
Headquarters (5)	(114.5)	nm*	(112.9)	nm*	1.5
Total Income from operations	$742.0	5.7%	$673.0	5.6%	10.3%

* Not meaningful

(1)
Segment income from operations includes the segment’s direct operating income, allocations for certain Headquarters’ costs, allocations for income and expenses from logistics services, certain inventory adjustments and volume rebates and cooperative advertising from vendors.

(2)
Certain costs related to technology specialists have been reclassified between our Corporate, Small Business and Public segments. The prior period has been reclassified to conform to the current period presentation.

(3)
Effective January 1, 2016, CDW Advanced Services is included in our Corporate, Small Business and Public segments and Other is comprised of CDW Canada and CDW UK. The prior period has been reclassified to conform to the current period presentation.

(4)	Includes the financial results for our other operating segments, CDW Canada and CDW UK, which do not meet the reportable segment quantitative thresholds.

(5)
Includes Headquarters’ function costs that are not allocated to the segments. Certain Headquarters expenses have been allocated to CDW Canada in 2016. The prior period has been reclassified to conform to the current period presentation.

(6)	Amounts have been recast to present Small Business as its own operating and reportable segment.

Income from operations was $742 million in 2015, an increase of $69 million, or 10.3%, compared to $673 million in 2014. Total operating margin increased 10 basis points to 5.7% in 2015, from 5.6% in 2014. Operating margin was positively impacted by the increase in gross profit margin, partially offset by an increase in Selling and administrative expenses as a percentage of Net sales. This increase was driven by higher Net sales and Gross profit.

Corporate segment income from operations was $433 million in 2015, an increase of $29 million, or 7.2%, compared to $404 million in 2014. Corporate segment operating margin increased 10 basis points to 7.4% in 2015, from 7.3% in 2014. This increase was driven by higher Net sales and Gross profit.

Small Business segment income from operations was $68 million in 2015, an increase of $11 million, or 19.6% compared to $57 million in 2014. Small Business segment operating margin increased 90 basis points to 6.3% in 2015, from 5.4% in 2014. This increase was driven by higher Net Sales and Gross profit.

Public segment income from operations was $329 million in 2015, an increase of $25 million, or 8.1%, compared to $304 million in 2014. Public segment operating margin increased 10 basis points to 6.3% in 2015, from 6.2% in 2014. This increase was driven by higher Net sales and Gross profit.

Interest expense, net

At December 31, 2015, our outstanding long-term debt totaled $3,260 million, compared to $3,166 million at December 31, 2014, an increase of $94 million primarily due to the completion of the acquisition of CDW UK. Net interest expense in 2015 was $160 million, a decrease of $38 million, compared to $197 million in 2014. This decrease was primarily due to lower effective interest rates for 2015, compared to 2014 as a result of redemptions and refinancing activities completed during 2014 and 2015.
Net loss on extinguishments of long-term debt
For information regarding our debt, see Note 8 (Long-Term Debt) to the accompanying Consolidated Financial Statements. During 2015, we recorded a net loss on extinguishments of long-term debt of $24 million compared to $90 million in 2014.

Net loss on extinguishments of long-term debt for the years ended December 31, 2015 and 2014 are as follows:

Month of Extinguishment	Debt Instrument	(in millions)
		Amount Extinguished	Loss Recognized
For the Year Ended December 31, 2015
March 2015	2019 Senior Notes	$503.9	$(24.3)	(1)
Total Loss Recognized			$(24.3)

For the Year Ended December 31, 2014
December 2014	2019 Senior Notes	$541.4	$(36.9)	(1)
September 2014	2019 Senior Notes	234.7	(22.1)	(1)
August 2014	8.0% Senior Secured Notes due 2018	325.0	(23.7)	(1)
June 2014	Revolving Loan	—	(0.4)	(2)
May 2014	12.535% Senior Subordinated Exchange Notes due 2017	42.5	(2.2)	(1)
March 2014	2019 Senior Notes	25.0	(2.7)	(1)
January and February 2014	12.535% Senior Subordinated Exchange Notes due 2017	50.0	(2.7)	(1)
Total Loss Recognized			$(90.7)

(1)
We redeemed or repurchased all or a portion of the aggregate principal amount outstanding. The loss recognized represents the difference between the redemption price and the net carrying amount of the purchased debt, adjusted for a portion of the unamortized deferred financing costs and/or unamortized premium.

(2)
We entered into a new $1,250 million five-year senior secured asset-based revolving credit facility (the “Revolving Loan”) on June 6, 2014. The Revolving Loan replaced our previous revolving loan credit facility that was to mature on June 24, 2016. The loss recognized represents the write-off of a portion of unamortized deferred financing costs.

Gain on remeasurement of equity investment

On August 1, 2015, we completed the acquisition of CDW UK by purchasing the remaining 65% of its outstanding common stock, which increased our ownership interest from 35% to 100% and provided us control. As a result, our previously held 35% equity investment was remeasured to fair value, resulting in a gain of $98 million recorded in Gain on remeasurement of equity investment in the Consolidated Statements of Operations.

Income tax expense

Income tax expense was $244 million in 2015, compared to $143 million in 2014. The effective income tax rate, expressed by calculating income tax expense or benefit as a percentage of income before income taxes, was 37.7% and 36.8% for 2015 and 2014, respectively.

For 2015, the effective tax rate differed from the US federal statutory rate primarily due to state income taxes and withholding tax expense on the earnings of our Canadian business as a result of no longer asserting permanent reinvestment, which was partially offset by a deferred tax benefit as a result of a tax rate reduction in the UK For 2014, the effective tax rate differed from the US federal statutory rate primarily due to state income taxes, including current year state income tax credits. The higher effective tax rate for 2015 as compared to 2014 was primarily attributable to higher state income taxes due to lower state income tax credits and the aforementioned Canadian withholding tax expense partially offset by the deferred tax benefit reflecting the tax rate reduction in the UK We are asserting that the unremitted earnings of our UK business are indefinitely reinvested.
Non-GAAP Financial Measure Reconciliations

We have included reconciliations of Non-GAAP net income, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin Organic Net sales growth and Organic Net sales growth on a constant currency basis for the years ended December 31, 2015 and 2014 below.

Non-GAAP net income

Non-GAAP net income was $504 million for the year ended December 31, 2015, an increase of $94 million, or 22.8%, compared to $410 million for the year ended December 31, 2014.

	Years Ended December 31,
(in millions)	2015	2014
Net income	$403.1	$244.9
Amortization of intangibles (1)	173.9	161.2
Non-cash equity-based compensation	31.2	16.4
Non-cash equity-based compensation related to equity investment(2)	20.0	—
Net loss on extinguishments of long-term debt	24.3	90.7
Acquisition and integration expenses(3)	10.2	—
Gain on remeasurement of equity investment(4)	(98.1)	—
Other adjustments (5)	3.7	(0.3)
Aggregate adjustment for income taxes (6)	(64.8)	(103.0)
Non-GAAP net income(7)	$503.5	$409.9

(1)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(2)	Represents our 35% share of an expense related to certain equity awards granted by one of the sellers to CDW UK coworkers in July 2015 prior to our acquisition of CDW UK.

(3)	Comprised of expenses related to CDW UK.

(4)	Represents the gain resulting from the remeasurement of our previously held 35% equity investment to fair value upon the completion of the acquisition of CDW UK.

(5)	Primarily includes expenses related to the consolidation of office locations north of Chicago and secondary offering-related expenses.

(6)	Aggregate adjustment for income taxes consists of the following:

	Year Ended December 31,
	2015	2014
Total Non-GAAP adjustments	165.2	268.0
Weighted-average statutory effective rate	38.0%	39.0%
Income tax	(62.8)	(104.5)
Deferred tax adjustment due to law changes	(4.0)	—
Withholding tax expense on the unremitted earnings of our Canadian subsidiary	3.3	—
Non-deductible adjustments and other	(1.3)	1.5
Total aggregate adjustment for income taxes	$(64.8)	$(103.0)

(7)	Includes the impact of consolidating five months of CDW UK’s financial results for the year ended December 31, 2015.

Adjusted EBITDA

Adjusted EBITDA was $1,019 million for the year ended December 31, 2015, an increase of $112 million, or 12.3%, compared to $907 million for the year ended December 31, 2014. As a percentage of Net sales, Adjusted EBITDA was 7.8% and 7.5% for the years ended December 31, 2015 and 2014, respectively.

	Years Ended December 31,
(in millions)	2015	Percentage of Net Sales	2014	Percentage of Net Sales
Net income	$403.1		$244.9
Depreciation and amortization	227.4		207.9
Income tax expense	243.9		142.8
Interest expense, net	159.5		197.3
EBITDA	1,033.9	8.0%	792.9	6.6%

Adjustments:
Non-cash equity-based compensation	31.2		16.4
Net loss on extinguishments of long-term debt	24.3		90.7
Loss (income) from equity investments(1)	10.1		(2.2)
Acquisition and integration expenses(2)	10.2		—
Gain on remeasurement of equity investment(3)	(98.1)		—
Other adjustments (4)	6.9		9.2
Total adjustments	(15.4)		114.1

Adjusted EBITDA(5)	$1,018.5	7.8%	$907.0	7.5%

(1)
Represents our share of net (income) loss from our equity investments. Our share of CDW UK's net loss includes our 35% share of an expense related to certain equity awards granted by one of the sellers to CDW UK coworkers in July 2015 prior to the acquisition.

(2)	Comprised of expenses related to CDW UK.

(3)	Represents the gain resulting from the remeasurement of our previously held 35% equity investment to fair value upon the completion of the acquisition of CDW UK.

(4)
Primarily includes certain historical retention costs, unusual, non-recurring litigation matters, secondary-offering-related expenses and expenses related to the consolidation of office locations north of Chicago.

(5)	Includes the impact of consolidating five months for the year ended December 31, 2015 of CDW UK’s financial results.
Organic Net sales growth and organic net sales growth on constant currency basis

Organic Net sales growth is calculated as net sales growth excluding the impact of acquisitions recorded within the last twelve months. Organic Net sales growth on a constant currency basis is calculated as Organic Net sales growth excluding the impact of foreign currency translation on Organic Net sales compared to the prior period.
Organic Net sales, which excludes the impact of the acquisition of CDW UK, increased $563.5 million, or 4.7%, to $12,638.0 million for the year ended December 31, 2015, compared to $12,074.5 million for the year ended December 31, 2014. Organic Net sales on a constant currency basis, which excludes the impact of foreign currency translation, for the year ended December 31, 2015 increased $635.0 million, or 5.3%, to $12,638.0 million, compared to $12,003.0 million for the year ended December 31, 2014.

	Years Ended December 31,
(in millions)	2015	2014	% Change
Net sales, as reported	$12,988.7	$12,074.5	7.6%
Impact of acquisition (1)	(350.7)	—
Organic Net sales	$12,638.0	$12,074.5	4.7%
Foreign currency translation (2)	—	(71.5)
Organic Net sales, on a constant currency basis	$12,638.0	$12,003.0	5.3%

(1)	Represents five months for the year ended December 31, 2015 of CDW UK's financial results.

(2)	Represents the effect of translating the prior year results of our Canadian subsidiary at the average exchange rates applicable in the current year.

Seasonality
While we have not historically experienced significant seasonality throughout the year, Net sales in our Corporate segment, which primarily serves private sector business customers, are typically higher in the fourth quarter than in other quarters due to customers spending their remaining technology budget dollars at the end of the year. Additionally, Net sales in our Public segment have historically been higher in the third quarter than in other quarters primarily due to the buying patterns of the federal government and education customers.
Liquidity and Capital Resources

Overview
We finance our operations and capital expenditures with internally generated cash from operations. We also have $716 million of availability for borrowings under our senior secured asset-based revolving credit facility and an additional £50 million ($62 million as of December 31, 2016) under the CDW UK revolving credit facility. Our liquidity and borrowing plans are established to align with our financial and strategic planning processes and ensure we have the necessary funding to meet our operating commitments, which primarily include the purchase of inventory, payroll and general expenses. We also take into consideration our overall capital allocation strategy, which includes investment for future growth, dividend payments, acquisitions and stock repurchases. We believe we have adequate sources of liquidity and funding available for at least the next year, however, there are a number of factors that may negatively impact our available sources of funds. The amount of cash generated from operations will be dependent upon factors such as the successful execution of our business plan and general economic conditions.
Long-Term Debt Activities
On August 17, 2016, we entered into a new seven-year $1,490 million aggregate principal amount senior secured term loan facility ("Term Loan"). The Term Loan was issued at a price that was 99.50% of par, which resulted in a discount of $7 million. Fees of $5 million were capitalized as deferred financing costs and are being amortized over the seven-year term on a straight-line basis. The Term Loan replaced the prior senior secured term loan facility that had an outstanding aggregate principal amount of $1,490 million.
On August 1, 2016, we entered into a new five-year £56 million ($69 million as of December 31, 2016) aggregate principal amount term loan facility ("CDW UK Term Loan"). The CDW UK Term Loan replaced the prior senior secured term loan facility (the “Prior CDW UK Term Loan Facility”) that had an outstanding aggregate principal amount of £56 million. In connection with this refinancing, the Prior CDW UK Term Loan Facility was amended to include both the CDW UK Term Loan and a £50 million revolving credit facility ("CDW UK Revolving Credit Facility"). The CDW UK Revolving Credit Facility replaced the prior £50 million revolving credit facility and expires on August 1, 2021.
Share Repurchase Program
During 2016, we repurchased 8.7 million shares of our common stock for $367 million under the previously announced $500 million share repurchase program. On May 4, 2016, we announced that our Board of Directors authorized a $750 million increase to our share repurchase program under which we may repurchase shares of our common stock in the open market or through privately negotiated or other transactions, depending on share price, market conditions and other factors. For more information on our share repurchase program, see Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.”
Acquisition
On August 1, 2015, we completed the acquisition of CDW UK by purchasing the remaining 65% of its outstanding common stock which, increased our ownership interest from 35% to 100% and provided us control. For further details regarding the acquisition, see Note 3 (Acquisition) to the accompanying Consolidated Financial Statements.
Dividends
A summary of 2016 dividend activity for our common stock is as follows:

Dividend Amount	Declaration Date	Record Date	Payment Date
$0.1075	February 9, 2016	February 25, 2016	March 10, 2016
$0.1075	May 4, 2016	May 25, 2016	June 10, 2016
$0.1075	August 2, 2016	August 25, 2016	September 12, 2016
$0.1600	November 1, 2016	November 25, 2016	December 12, 2016
$0.4825
On February 7, 2017, we announced that our Board of Directors declared a quarterly cash dividend on our common stock of $0.16 per share. The dividend will be paid on March 10, 2017 to all stockholders of record as of the close of business on February 24, 2017.
The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, business prospects, capital requirements, contractual restrictions, any potential indebtedness we may incur, restrictions imposed by applicable law, tax considerations and other factors that our Board of Directors deems relevant. In addition, our ability to pay dividends on our common stock will be limited by restrictions on our ability to pay dividends or make distributions to our stockholders and on the ability of our subsidiaries to pay dividends or make distributions to us, in each case, under the terms of our current and any future agreements governing our indebtedness.
Cash Flows
Cash flows from operating, investing and financing activities are as follows:

	Years Ended December 31,
(in millions)	2016	2015	2014
Net cash provided by (used in):
Operating activities	$604.0	$277.5	$435.0
Investing activities	(65.9)	(354.4)	(164.8)

Net change in accounts payable - inventory financing	143.6	95.9	75.5
Other financing activities	(448.2)	(322.4)	(187.5)
Financing activities	(304.6)	(226.5)	(112.0)

Effect of exchange rate changes on cash and cash equivalents	(7.4)	(3.5)	(1.8)
Net increase (decrease) in cash and cash equivalents	$226.1	$(306.9)	$156.4
Operating Activities
Cash flows from operating activities are as follows:

	Years Ended December 31,
(in millions)	2016	2015	Dollar Change
Net income	$424.4	$403.1	$21.3
Adjustments for the impact of non-cash items(1)	202.9	150.3	52.6
Net income adjusted for the impact of non-cash items(2)	627.3	553.4	73.9
Changes in assets and liabilities:
Accounts receivable(3)	(179.9)	(342.6)	162.7
Merchandise inventory	(68.5)	(31.5)	(37.0)
Accounts payable-trade(4)	225.1	100.5	124.6
Other	—	(2.3)	2.3
Net cash provided by operating activities	$604.0	$277.5	$326.5

(1)
Includes items such as Deferred income taxes, Depreciation and amortization, Equity-based compensation expense, Gain on remeasurement of equity method investment, Loss from equity method investment and net loss on extinguishments of long-term debt.

(2)
The change in cash flows reflected stronger operating results driven by Net sales growth and the impact of consolidating a full year of CDW UK financial results in 2016, compared to five months in 2015.

(3)
The change in cash flows was primarily due to an increase in collections during 2016 due to the higher accounts receivable balance as of December 31, 2015 driven by higher sales in our Public segment where customers generally take longer to pay than customers in our Corporate and Small Business segments. In addition, the lower accounts receivable balances as of December 31, 2014, driven by early payments from certain customers, resulted in lower cash flows in the prior year period.

(4)	The increase in cash flows was primarily due to the timing of inventory purchases and longer payment terms with certain vendors.

	Years Ended December 31,
(in millions)	2015	2014	Dollar Change
Net income	$403.1	$244.9	$158.2
Adjustments for the impact of non-cash items(1)	150.3	231.9	(81.6)
Net income adjusted for the impact of non-cash items(2)	553.4	476.8	76.6
Changes in assets and liabilities:
Accounts receivable(3)	(342.6)	(117.6)	(225.0)
Merchandise inventory(4)	(31.5)	44.2	(75.7)
Accounts payable-trade(5)	100.5	43.7	56.8
Other	(2.3)	(12.1)	9.8
Net cash provided by operating activities	$277.5	$435.0	$(157.5)

(1)
Includes items such as Deferred income taxes, Depreciation and amortization, Equity-based compensation expense, Gain on remeasurement of equity method investment, Loss (income) from equity method investment and net loss on extinguishments of long-term debt.

(2)
The increase in cash flows reflected stronger operating results driven by organic sales growth and the impact of consolidating five months of CDW UK financial results. A decrease in interest expense, partially offset by higher income tax expense, also contributed to the strong operating results.

(3)
The decrease in cash flows was driven by a higher accounts receivable balance at December 31, 2015 driven by higher sales in our Public segment where customers generally take longer to pay than customers in our Corporate and Small Business segments, slower government payments in certain states due to budget issues and the lower accounts receivable balance at December 31, 2014 driven by early payments from certain customers.

(4)
The decrease in cash flows was primarily due to the lower inventory balance as of December 31, 2014 as a result of the timing of inventory receipts and earlier than expected inventory shipments at the end of 2014 due to accelerated customer roll-outs and an increase in inventory on-hand as of December 31, 2015 to support the growth in the business.

(5)	The increase in cash flows was primarily due to the timing of inventory purchases, longer payment terms with certain vendors and growth in the business.
In order to manage our working capital and operating cash needs, we monitor our cash conversion cycle, defined as days of sales outstanding in accounts receivable plus days of supply in inventory minus days of purchases outstanding in accounts payable, based on a rolling three-month average. Components of our cash conversion cycle are as follows:

	December 31,
(in days)	2016	2015	2014
Days of sales outstanding (DSO) (1)	51	48	42
Days of supply in inventory (DIO) (2)	12	13	13
Days of purchases outstanding (DPO) (3)	(44)	(40)	(34)
Cash conversion cycle	19	21	21

(1)
Represents the rolling three-month average of the balance of trade accounts receivable, net at the end of the period divided by average daily Net sales for the same three-month period. Also incorporates components of other miscellaneous receivables.

(2)	Represents the rolling three-month average of the balance of Merchandise inventory at the end of the period divided by average daily cost of goods sold for the same three-month period.

(3)
Represents the rolling three-month average of the combined balance of accounts payable-trade, excluding cash overdrafts, and accounts payable-inventory financing at the end of the period divided by average daily cost of goods sold for the same three-month period.

The cash conversion cycle was 19 and 21 days at December 31, 2016 and 2015, respectively. The increase in DSO was primarily driven by higher Net sales and related Accounts receivable for third-party services such as SaaS, software assurance and warranties. These services have an unfavorable impact on DSO as the receivable is recognized on the balance sheet on a gross basis while the corresponding sales amount in the Statement of Operations is recorded on a net basis. These services have a favorable impact on DPO as the payable is recognized on the balance sheet without a corresponding cost of sale in the Statement of Operations because the cost paid to the vendor or third-party service provider is recorded as a reduction to Net sales. In addition to the impact of these services on DPO, DPO also increased due to the mix of payables with certain vendors that have longer payment terms.
The cash conversion cycle remained at 21 days at December 31, 2015 and December 31, 2014. The increase in DSO was primarily driven by a higher Accounts receivable balance at December 31, 2015 driven by higher Public segment sales where customers generally take longer to pay than customers in our Corporate and Small Business segments, slower government payments in certain states due to budget issues and an increase in Net sales and related Accounts receivable for third-party services such as software assurance and warranties. These services have an unfavorable impact on DSO as the receivable is recognized on the balance sheet on a gross basis while the corresponding sales amount in the Statement of Operations is recorded on a net basis. These services have a favorable impact on DPO as the payable is recognized on the balance sheet without a corresponding cost of sale in the Statement of Operations because the cost paid to the vendor or third-party service provider is recorded as a reduction to Net sales. In addition to the impact of these services on DPO, DPO also increased due to the mix of payables with certain vendors that have longer payment terms.
Investing Activities
Net cash used in investing activities decreased $289 million in 2016 compared to 2015. The decrease in cash used was primarily due to the completion of the acquisition of CDW UK in 2015. Additionally, capital expenditures decreased $26 million to $64 million from $90 million for 2016 and 2015, respectively, primarily due to spending for our new office location in 2015.

Net cash used in investing activities increased $190 million in 2015 compared to 2014. The increase was primarily due to the completion of the acquisition of CDW UK by purchasing the remaining 65% of its outstanding common stock on August 1, 2015. Additionally, capital expenditures increased $35 million to $90 million from $55 million for 2015 and 2014, respectively, primarily for our new office location and an increase in spending related to improvements to our information technology systems.
Financing Activities
Net cash used in financing activities increased $78 million in 2016 compared to 2015. The increase was primarily driven by higher share repurchases during the year ended December 31, 2016 which resulted in an increase in cash used for financing activities of $126 million. The increase was partially offset by the changes in accounts payable-inventory financing, which resulted in an increase in cash provided for financing activities of $48 million. The increase in cash provided by accounts payable-inventory financing was primarily due to a new vendor added to our previously existing inventory financing agreement. For a description of the inventory financing transactions impacting each period, see Note 6 (Inventory Financing Agreements) to the accompanying Consolidated Financial Statements. For more information on our share repurchase program, see Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.”
Net cash used in financing activities increased $115 million in 2015 compared to 2014. The increase was primarily driven by share repurchases during the year ended December 31, 2015 which resulted in an increase in cash used for financing activities of $241 million. For more information on our share repurchase program, see Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.” The increase was partially offset by the changes in accounts payable-inventory financing, which resulted in an increase in cash provided for financing activities of $20 million, and the net impact of our debt transactions which resulted in cash outflows of $7 million and $146 million during the years ended December 31, 2015 and 2014, respectively. The increase in cash provided by accounts payable-inventory financing was primarily due to a new vendor added to our previously existing inventory financing agreement. For a description of the debt transactions impacting each period, see Note 8 (Long-Term Debt) to the accompanying Consolidated Financial Statements.
Long-Term Debt and Financing Arrangements
As of December 31, 2016, we had total indebtedness of $3.2 billion, of which $1.6 billion was secured indebtedness. At December 31, 2016, we were in compliance with the covenants under our various credit agreements and indentures. The amount of CDW’s restricted payment capacity under the Senior Secured Term Loan Facility was $892 million at December 31, 2016. The amount of restricted payment capacity for the CDW UK Term Loan was $131 million.
For additional details regarding our debt and refinancing activities, refer to Note 8 (Long-Term Debt) to the accompanying Consolidated Financial Statements.

Inventory Financing Agreements
We have entered into agreements with certain financial intermediaries to facilitate the purchase of inventory from various suppliers under certain terms and conditions. These amounts are classified separately as accounts payable-inventory financing on the Consolidated Balance Sheets. We do not incur any interest expense associated with these agreements as balances are paid when they are due. For further details, see Note 6 (Inventory Financing Agreements) to the accompanying Consolidated Financial Statements.
Contractual Obligations
We have future obligations under various contracts relating to debt and interest payments, operating leases and asset retirement obligations. Our estimated future payments, based on undiscounted amounts, under contractual obligations that existed as of December 31, 2016, are as follows:

	Payments Due by Period
(in millions)	Total	< 1 year	1-3 years	4-5 years	> 5 years
Term Loan (1)	$1,792.3	$62.9	$185.8	$121.5	$1,422.1
CDW UK Term Loan (1)	74.0	1.2	21.7	51.1	—
Senior Notes due 2022 (2)	816.0	36.0	108.0	672.0	—
Senior Notes due 2023 (2)	708.8	26.3	78.8	52.5	551.2
Senior Notes due 2024 (2)	828.0	31.6	94.9	63.3	638.2
Operating leases (3)	22.6	4.9	12.1	5.6	—
Asset retirement obligations (4)	0.9	—	0.3	0.2	0.4
Total	$4,242.6	$162.9	$501.6	$966.2	$2,611.9

(1)
Includes future principal and cash interest payments on long-term borrowings through scheduled maturity dates. Interest payments for variable rate debt were calculated using interest rates as of December 31, 2016. Excluded from these amounts are the amortization of debt issuance and other costs related to indebtedness.

(2)
Includes future principal and cash interest payments on long-term borrowings through scheduled maturity dates. Interest on the Senior Notes is calculated using the stated interest rates. Excluded from these amounts are the amortization of debt issuance and other costs related to indebtedness.

(3)	Includes the minimum lease payments for non-cancelable operating leases of properties and equipment used in our operations. Capital leases included in property and equipment are not material.

(4)	Represent commitments to return property subject to operating leases to original condition upon lease termination.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Inflation
Inflation has not had a material impact on our operating results. We generally have been able to pass along price increases to our customers, though certain economic factors and technological advances in recent years have tended to place downward pressure on pricing. We also have been able to generally offset the effects of inflation on operating costs by continuing to emphasize productivity improvements and by accelerating our overall cash conversion cycle. There can be no assurances, however, that inflation would not have a material impact on our sales or operating costs in the future.
Commitments and Contingencies
The information set forth in Note 14 (Commitments and Contingencies) to the accompanying Consolidated Financial Statements included in Part II, Item 8 of this Form 10-K is incorporated herein by reference.
Critical Accounting Policies and Estimates
The preparation of the Consolidated Financial Statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reported periods. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. These estimates have not historically required significant management judgment. Our actual results have not differed materially from our estimates, nor have we historically made significant changes to the methods for determining these estimates. We do not believe it is reasonably likely that the estimates and related assumptions will change materially in the foreseeable future however actual results could differ from those estimates.
In Note 1 (Description of Business and Summary of Significant Accounting Policies) to the accompanying Consolidated Financial Statements, we include a discussion of the significant accounting policies used in the preparation of our Consolidated Financial Statements. We believe the following are the most critical accounting policies and estimates that include significant judgments used in the preparation of the Consolidated Financial Statements. We consider an accounting policy or estimate to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our financial condition or results of operations.
Revenue Recognition
We are a primary distribution channel for a large group of vendors and suppliers, including OEMs, software publishers and wholesale distributors. We record revenue from sales transactions when title and risk of loss are passed to our customer, there is persuasive evidence of an arrangement for sale, delivery has occurred and/or services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured. Our shipping terms typically specify F.O.B. destination, at which time title and risk of loss have passed to the customer.
Revenues from the sales of hardware products and software products and licenses are generally recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. These items can be delivered to customers in a variety of ways, including (i) as physical product shipped from our warehouse, (ii) via drop-shipment by the vendor or supplier, or (iii) via electronic delivery for software licenses. At the time of sale, we record an estimate for sales returns and allowances based on historical experience. Our vendor partners warrant most of the products we sell.
We leverage drop-shipment arrangements with many of our vendors and suppliers to deliver products to our customers without having to physically hold the inventory at our warehouses, thereby increasing efficiency and reducing costs. We recognize revenue for drop-shipment arrangements on a gross basis upon delivery to the customer with contract terms that typically specify F.O.B. destination. We recognize revenue on a gross basis as the principal in the transaction because we are the primary obligor in the arrangement, we assume inventory risk if the product is returned by the customer, we set the price of the product charged to the customer, we assume credit risk for the amounts invoiced, and we work closely with our customers to determine their hardware and software specifications. These arrangements generally represent approximately 45% to 55% of total Net sales, which includes approximately 20% to 30% related to electronic delivery for software licenses.
Revenue from professional services is recognized in either of two ways: services as an hourly rate (recognized using a percentage of completion model) or a fixed fee (recognized using a proportional performance model for the fixed fee). Revenues for cloud computing solutions including SaaS and IaaS arrangements with one time invoicing to the customer are recognized at the time of invoice. Revenues for data center services such as managed and remote managed services, server co-location, internet connectivity, data backup and storage, and SaaS and IaaS arrangements where the customer is invoiced over time are recognized over the period service is provided.
We also sell certain products for which we act as an agent. Products in this category include the sale of third-party services, warranties, software assurance (“SA”) and third-party hosted SaaS and IaaS arrangements. SA is a product that allows customers to upgrade, at no additional cost, to the latest technology if new applications are introduced during the period that the SA is in effect. These sales do not meet the criteria for gross sales recognition, and thus are recognized on a net basis at the time of sale. Under Net sales recognition, the cost paid to the vendor or third-party service provider is recorded as a reduction to sales, resulting in Net sales being equal to the Gross profit on the transaction.
Our larger customers are offered the opportunity by certain of our vendors to purchase software licenses and SA under enterprise agreements (“EAs”). Under EAs, customers are considered to be compliant with applicable license requirements for the ensuing year, regardless of changes to their employee base. Customers are charged an annual true-up fee for changes in the number of users over the year. With most EAs, our vendors will transfer the license and bill the customer directly, paying resellers such as us an agency fee or commission on these sales. We record these fees as a component of Net sales as earned and there is no corresponding cost of sales amount. In certain instances, we bill the customer directly under an EA and account for the individual items sold based on the nature of the item. Our vendors typically dictate how the EA will be sold to the customer.
We also sell some of our products and services as part of bundled contract arrangements containing multiple deliverables, which may include a combination of the products and services. For each deliverable that represents a separate unit of accounting, total arrangement consideration is allocated based upon the relative selling prices of each element. The allocated arrangement consideration is recognized as revenue in accordance with the principles described above. Selling prices are determined by using vendor specific objective evidence (“VSOE”) if it exists. Otherwise, selling prices are determined using third party evidence (“TPE”). If neither VSOE or TPE is available, we use our best estimate of selling prices.
We record freight billed to our customers as Net sales and the related freight costs as a Cost of sales.
Deferred revenue includes (1) payments received from customers in advance of providing the product or performing services, and (2) amounts deferred if other conditions of revenue recognition have not been met.
We perform an analysis of the estimated number of days of sales in-transit to customers at the end of each period based on a weighted-average analysis of commercial delivery terms that includes drop-shipment arrangements. This analysis is the basis upon which we estimate the amount of sales in-transit at the end of the period and adjust revenue and the related costs to reflect only what has been received by the customer. Changes in delivery patterns may result in a different number of business days used in making this adjustment and could have a material impact on our revenue recognition for the period.
Vendor Programs
We receive incentives from certain of our vendors related to cooperative advertising allowances, volume rebates, bid programs, price protection and other programs. These incentives generally relate to written agreements with specified performance requirements with the vendors and are recorded as adjustments to cost of sales or inventory, depending on the nature of the incentive. Vendors may change the terms of some or all of these programs, which could have an impact on our results of operations.

We record receivables from vendors related to these programs when the amounts are probable and reasonably estimable. Some programs are based on the achievement of specific targets, and we base our estimates on information provided by our vendors and internal information to assess our progress toward achieving those targets. If actual performance does not match our estimates, we may be required to adjust our receivables. We record reserves for vendor receivables for estimated losses due to vendors’ inability to pay or rejections by vendors of claims; however, if actual collections differ from our estimates, we may incur additional losses that could have a material impact on Gross profit and Income from operations.
Goodwill
Goodwill is not amortized but is subject to periodic testing for impairment at the reporting unit level. We perform an evaluation of goodwill, utilizing either a quantitative or qualitative impairment test, on an annual basis, or more frequently if circumstances indicate a potential impairment. The annual test for impairment is conducted as of December 1. Our reporting units used to assess potential goodwill impairment are the same as our operating segments.
Under a quantitative assessment, testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach (75%) and a market approach (25%), as this combination is considered the most indicative of our fair value in an orderly transaction between market participants.
Under the income approach, we determine fair value based on estimated future cash flows of a reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. The estimated future cash flows of each reporting unit are based on internally generated forecasts for the remainder of the respective reporting period and the next ten years. We use a range of 2.0-3.5% long-term assumed consolidated annual Net sales growth rate for periods after the ten-year forecast.
Under the market approach, we utilize valuation multiples derived from publicly available information for guideline companies to provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for a company. The valuation multiples are applied to the reporting units.
Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including Net sales growth rates, gross margins, operating margins, discount rates and future market conditions, among others. Any changes in the judgments, estimates or assumptions used could produce significantly different results.
Under a qualitative assessment, the most recent quantitative assessment is the starting point to determine if it is more likely than not that the reporting unit’s fair value is less than its carrying value. As part of this qualitative assessment, we assess relevant events and circumstances including macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, changes in share price and entity-specific events.
December 1, 2016 Impairment Analysis
We completed our annual impairment analysis as of December 1, 2016. For the Corporate (which, as of December 1, 2016, included Small Business), Public and Canada reporting units, we performed a qualitative analysis. We determined that it was more-likely-than-not that the individual fair values of the Corporate, Public and Canada reporting units exceeded the individual carrying values. As a result of this determination, the quantitative two-step impairment analysis was deemed unnecessary. Due to the substantial uncertainty regarding the impact of the Referendum on the United Kingdom’s (“UK”) Membership of the European Union (“EU”) advising for the exit of the UK from Europe, we performed a quantitative analysis of the CDW UK reporting unit. Based on the results of the quantitative analysis, we determined that the fair value of the CDW UK reporting unit exceeded its carrying value by 16% and no impairment existed. We identified that the most sensitive assumptions used in the quantitative analysis were Net sales growth and EBITDA margin and, although we believe our assumptions are reasonable based on current market conditions, actual results may vary significantly and could expose us to impairment charges in the future.
December 1, 2015 Impairment Analysis
We completed our annual impairment analysis as of December 1, 2015 by utilizing a qualitative assessment for all reporting units (which, as of December 1, 2015, included Small Business). We determined that it was more-likely-than-not that the fair value of each reporting unit exceeded its carrying value. As a result of this determination, the quantitative two-step impairment analysis was deemed unnecessary.
Intangible assets

Intangible assets include customer relationships, trade names, internally developed software and other intangibles. Intangible assets with finite lives are amortized on a straight-line basis over the estimated useful lives of the assets. The cost of software developed or obtained for internal use is capitalized and amortized on a straight-line basis over the estimated useful life. These intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value. In addition, each quarter, we evaluate whether events and circumstances warrant a revision to the remaining estimated useful life of each of these intangible assets. If we were to determine that a change to the remaining estimated useful life of an intangible asset was necessary, then the remaining carrying amount of the intangible asset would be amortized prospectively over that revised remaining useful life.
During the years ended December 31, 2016 and 2015, we concluded our intangible assets with finite lives were not impaired and no changes to the remaining useful lives were necessary.
Income Taxes
Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the Consolidated Financial Statements using enacted tax rates in effect for the year in which the differences are expected to reverse. We perform an evaluation of the realizability of our deferred tax assets on a quarterly basis. This evaluation requires us to use estimates and make assumptions and considers all positive and negative evidence and factors, such as the scheduled reversal of temporary differences, the mix of earnings in the jurisdictions in which we operate, and prudent and feasible tax planning strategies.
We account for unrecognized tax benefits based upon our assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. We report a liability for unrecognized tax benefits resulting from unrecognized tax benefits taken or expected to be taken in a tax return and recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.
Recent Accounting Pronouncements
The information set forth in Note 2 (Recent Accounting Pronouncements) to the accompanying Consolidated Financial Statements included in Part II, Item 8 of this Form 10-K is incorporated herein by reference.
Subsequent Events
The information set forth in Note 19 (Subsequent Events) to the accompanying Consolidated Financial Statements included in Part II, Item 8 of this Form 10-K is incorporated herein by reference.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of CDW Corporation and subsidiaries
We have audited the accompanying consolidated balance sheets of CDW Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15 (a) (2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CDW Corporation and subsidiaries at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CDW Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 28, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Chicago, Illinois
February 28, 2017, except for Notes 5 and 16, as to which the date is August 25, 2017

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in millions, except per-share amounts)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$263.7	$37.6
Accounts receivable, net of allowance for doubtful accounts of $5.9 and $6.0, respectively	2,168.6	2,017.4
Merchandise inventory	452.0	393.1
Miscellaneous receivables	234.9	198.4
Prepaid expenses and other	118.9	144.3
Total current assets	3,238.1	2,790.8
Property and equipment, net	163.7	175.4
Goodwill	2,455.0	2,500.4
Other intangible assets, net	1,055.6	1,276.4
Other assets	36.0	12.3
Total Assets	$6,948.4	$6,755.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable-trade	$1,072.9	$866.5
Accounts payable-inventory financing	580.4	439.6
Current maturities of long-term debt	18.5	27.2
Deferred revenue	172.6	151.9
Accrued expenses:
Compensation	167.6	120.4
Interest	25.1	25.1
Sales taxes	38.0	38.1
Advertising	55.8	52.3
Other	149.8	166.2
Total current liabilities	2,280.7	1,887.3
Long-term liabilities:
Debt	3,215.9	3,232.5
Deferred income taxes	369.2	469.6
Other liabilities	37.1	70.0
Total long-term liabilities	3,622.2	3,772.1
Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $0.01 par value, 100.0 shares authorized; no shares issued or outstanding for both periods	—	—
Common stock, $0.01 par value, 1,000.0 shares authorized; 160.3 and 168.2 shares issued and outstanding, respectively	1.6	1.7
Paid-in capital	2,857.3	2,806.9
Accumulated deficit	(1,673.8)	(1,651.6)
Accumulated other comprehensive loss	(139.6)	(61.1)
Total stockholders’ equity	1,045.5	1,095.9
Total Liabilities and Stockholders’ Equity	$6,948.4	$6,755.3

The accompanying notes are an integral part of the Consolidated Financial Statements.

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per-share amounts)

	Years Ended December 31,
	2016	2015	2014
Net sales	$13,981.9	$12,988.7	$12,074.5
Cost of sales	11,654.7	10,872.9	10,153.2
Gross profit	2,327.2	2,115.8	1,921.3
Selling and administrative expenses	1,345.1	1,226.0	1,110.3
Advertising expense	162.9	147.8	138.0
Income from operations	819.2	742.0	673.0
Interest expense, net	(146.5)	(159.5)	(197.3)
Net loss on extinguishments of long-term debt	(2.1)	(24.3)	(90.7)
Gain on remeasurement of equity investment	—	98.1	—
Other income (expense), net	1.8	(9.3)	2.7
Income before income taxes	672.4	647.0	387.7
Income tax expense	(248.0)	(243.9)	(142.8)
Net income	$424.4	$403.1	$244.9

Net income per common share:
Basic	$2.59	$2.37	$1.44
Diluted	$2.56	$2.35	$1.42

Weighted-average common shares outstanding:
Basic	163.6	170.3	170.6
Diluted	166.0	171.8	172.8

Cash dividends declared per common share	$0.4825	$0.3100	$0.1950

The accompanying notes are an integral part of the Consolidated Financial Statements.

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (in millions)

	Years Ended December 31,
	2016	2015	2014
Net income	$424.4	$403.1	$244.9
Foreign currency translation (net of tax (expense) benefit of ($0.2) million, ($0.3) million and $0.5 million, respectively)	(78.5)	(44.5)	(10.3)
Other comprehensive loss, net of tax	(78.5)	(44.5)	(10.3)
Comprehensive income	$345.9	$358.6	$234.6
The accompanying notes are an integral part of the Consolidated Financial Statements.

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (in millions)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
Balance at December 31, 2013	—	$—	172.0	$1.7	$2,688.1	$(1,971.8)	$(6.3)	$711.7
Equity-based compensation expense	—	—	—	—	16.4	—	—	16.4
Stock option exercises	—	—	—	—	1.3	—	—	1.3
Excess tax benefits from equity-based compensation	—	—	—	—	0.3	—	—	0.3
Coworker stock purchase plan	—	—	0.2	—	5.8	—	—	5.8
Dividends paid	—	—	—	—	—	(33.6)	—	(33.6)
Net income	—	—	—	—	—	244.9	—	244.9
Foreign currency translation	—	—	—	—	—	—	(10.3)	(10.3)
Balance at December 31, 2014	—	$—	172.2	$1.7	$2,711.9	$(1,760.5)	$(16.6)	$936.5
Equity-based compensation expense	—	—	—	—	28.3	—	—	28.3
Stock option exercises	—	—	0.1	—	2.4	—	—	2.4
Common stock issued for equity-based compensation	—	—	0.3	—	—	—	—	—
Excess tax benefits from equity-based compensation	—	—	—	—	0.6	—	—	0.6
Coworker stock purchase plan	—	—	0.3	—	8.7	—	—	8.7
Common stock issued for acquisition of business	—	—	1.6	—	55.0	—	—	55.0
Dividends paid	—	—	—	—	—	(52.9)	—	(52.9)
Net income	—	—	—	—	—	403.1	—	403.1
Repurchases of common stock	—	—	(6.3)	—	—	(241.3)	—	(241.3)
Foreign currency translation	—	—	—	—	—	—	(44.5)	(44.5)
Balance at December 31, 2015	—	$—	168.2	$1.7	$2,806.9	$(1,651.6)	$(61.1)	$1,095.9
Equity-based compensation expense	—	—	—	—	33.2	—	—	33.2
Stock option exercises	—	—	0.4	—	7.4	—	—	7.4
Common stock issued for equity-based compensation	—	—	0.2	—	—	—	—	—
Coworker Stock Purchase Plan	—	—	0.2	—	9.3	—	—	9.3
Dividends paid	—	—	—	—	0.5	(79.2)	—	(78.7)
Net income	—	—	—	—	—	424.4	—	424.4
Repurchases of common stock	—	—	(8.7)	(0.1)	—	(367.4)	—	(367.5)
Foreign currency translation	—	—	—	—	—	—	(78.5)	(78.5)
Balance as of December 31, 2016	—	$—	160.3	$1.6	$2,857.3	$(1,673.8)	$(139.6)	$1,045.5

The accompanying notes are an integral part of the Consolidated Financial Statements.

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income	$424.4	$403.1	$244.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	254.5	227.4	207.9
Equity-based compensation expense	39.2	31.2	16.4
Deferred income taxes	(97.2)	(54.5)	(89.1)
Amortization of deferred financing costs, debt premium and debt discount, net	6.5	6.4	6.4
Net loss on extinguishments of long-term debt	2.1	24.3	90.7
Loss (income) from equity investments	—	11.2	(1.2)
Gain on remeasurement of equity investment	—	(98.1)	—
Mark-to-market (gain) loss on interest rate cap agreements	(2.6)	2.1	0.4
Other	0.4	0.3	0.4
Changes in assets and liabilities:
Accounts receivable	(179.9)	(342.6)	(117.6)
Merchandise inventory	(68.5)	(31.5)	44.2
Other assets	(50.1)	(71.2)	(18.7)
Accounts payable-trade	225.1	100.5	43.7
Other current liabilities	80.2	47.5	1.7
Long-term liabilities	(30.1)	21.4	4.9
Net cash provided by operating activities	604.0	277.5	435.0
Cash flows from investing activities:
Capital expenditures	(63.5)	(90.1)	(55.0)
Payment for equity investment	—	—	(86.8)
Payment of accrued charitable contribution related to the MPK Coworker Incentive Plan II	—	—	(20.9)
Premium payments on interest rate cap agreements	(2.4)	(0.5)	(2.1)
Acquisition of business, net of cash acquired	—	(263.8)	—
Net cash used in investing activities	(65.9)	(354.4)	(164.8)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	338.8	314.5	—
Repayments of borrowings under revolving credit facility	(338.8)	(314.5)	—
Repayments of long-term debt	(20.6)	(32.8)	(15.4)
Proceeds from issuance of long-term debt	1,483.0	525.0	1,175.0
Payments to extinguish long-term debt	(1,490.4)	(525.3)	(1,299.0)
Net change in other long-term obligation	15.7	—	—
Payments of debt financing costs	(5.9)	(6.8)	(21.9)
Net change in accounts payable-inventory financing	143.6	95.9	75.5
Proceeds from stock option exercises	7.4	2.4	1.3
Proceeds from Coworker Stock Purchase Plan	9.3	8.7	5.8
Repurchases of common stock	(367.4)	(241.3)	—
Dividends paid	(78.7)	(52.9)	(33.6)
Excess tax benefits from equity-based compensation	—	0.6	0.3
Principal payments under capital lease obligations	(0.6)	—	—
Net cash used in financing activities	(304.6)	(226.5)	(112.0)
Effect of exchange rate changes on cash and cash equivalents	(7.4)	(3.5)	(1.8)
Net increase (decrease) in cash and cash equivalents	226.1	(306.9)	156.4
Cash and cash equivalents – beginning of period	37.6	344.5	188.1
Cash and cash equivalents – end of period	$263.7	$37.6	$344.5
Supplementary disclosure of cash flow information:
Interest paid	$(144.3)	$(154.6)	$(195.8)
Taxes paid, net	$(329.2)	$(300.2)	$(241.2)

The accompanying notes are an integral part of the Consolidated Financial Statements.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business and Summary of Significant Accounting Policies
Description of Business
CDW Corporation (“Parent”) is a Fortune 500 company and a leading provider of integrated information technology (“IT”) solutions to small, medium and large business, government, education and healthcare customers in North America and the United Kingdom. The Company’s offerings range from discrete hardware and software products to integrated IT solutions such as mobility, security, data center optimization, cloud computing, virtualization and collaboration.
Throughout this report, the terms “the Company” and “CDW” refer to Parent and its 100% owned subsidiaries.
Parent has two 100% owned subsidiaries, CDW LLC and CDW Finance Corporation. CDW LLC is an Illinois limited liability company that, together with its 100% owned subsidiaries, holds all material assets and conducts all business activities and operations of the Company. CDW Finance Corporation is a Delaware corporation formed for the sole purpose of acting as co-issuer of certain debt obligations as described in Note 17 (Supplemental Guarantor Information) and does not hold any material assets or engage in any business activities or operations.
On August 1, 2015, the Company completed the acquisition of Kelway TopCo Limited (“Kelway”), a UK-based IT solutions provider with global offerings by purchasing the remaining 65% of its outstanding common stock, which increased the Company’s ownership interest from 35% to 100% and provided the Company control. In 2016 Kelway was rebranded CDW UK. For further information regarding the acquisition, see Note 3 (Acquisition) to the accompanying Consolidated Financial Statements.
Basis of Presentation
The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the US Securities and Exchange Commission (“SEC”).
Principles of Consolidation
The Consolidated Financial Statements include the accounts of Parent and its 100% owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation.
Use of Estimates
The preparation of the Consolidated Financial Statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Business Combinations
The Company accounts for all business combinations using the acquisition method of accounting, which allocates the fair value of the purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions. The Company may utilize third-party valuation specialists to assist the Company in the allocation. Initial purchase price allocations are subject to revision within the measurement period, not to exceed one year from the date of acquisition. Acquisition-related expenses and transaction costs associated with business combinations are expensed as incurred.
Cash and Cash Equivalents
Cash and cash equivalents include all deposits in banks and short-term (original maturities of three months or less at the time of purchase), highly liquid investments that are readily convertible to known amounts of cash and are so near maturity that there is insignificant risk of changes in value due to interest rate changes.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and typically do not bear interest. The Company provides allowances for doubtful accounts related to accounts receivable for estimated losses resulting from the inability of its customers to make required payments. The Company takes into consideration the overall quality of the receivable portfolio along with specifically-identified customer risks in establishing the allowance.
Merchandise Inventory
Inventory is valued at the lower of cost or market value. Cost is determined using a weighted-average cost method. Price protection is recorded when earned as a reduction to the cost of inventory. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions.
Miscellaneous Receivables
Miscellaneous receivables generally consist of amounts due from vendors. The Company receives incentives from vendors related to cooperative advertising, volume rebates, bid programs, price protection and other programs. These incentives generally relate to written vendor agreements with specified performance requirements and are recorded as adjustments to Cost of sales or Merchandise inventory, depending on the nature of the incentive.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. The Company calculates depreciation expense using the straight-line method over the estimated useful lives of the assets. Property and equipment are reviewed annually to determine whether there is any impairment. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value. Leasehold improvements are amortized over the shorter of their estimated useful lives or the initial lease term. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The estimated useful lives of property and equipment are as follows:

Classification	Estimated Useful Lives
Machinery and equipment	5 to 10 years
Building and leasehold improvements	4 to 25 years
Computer and data processing equipment	3 to 5 years
Computer software	3 to 5 years
Furniture and fixtures	4 to 10 years
The Company has asset retirement obligations associated with commitments to return property subject to the terms of operating leases to its original condition upon lease termination. The Company’s asset retirement liability was less than $1 million and $2 million at December 31, 2016 and 2015, respectively.
Equity Investments
If the Company is not required to consolidate its investment in another entity because it does not have control, the Company uses the equity method if it (i) can exercise significant influence over the other entity and (ii) holds common stock of the other entity. Under the equity method, investments are carried at cost, plus or minus the Company’s share of equity in the increases and decreases in the investee’s net assets after the date of acquisition and adjustments for basis differences. The Company’s share of the income or loss of equity method investees is included in Other income (expense), net in the Consolidated Statements of Operations.
Goodwill
The Company performs an evaluation of goodwill, utilizing either a quantitative or qualitative impairment test, on an annual basis, or more frequently if circumstances indicate a potential impairment. The annual test for impairment is

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

conducted as of December 1. The Company’s reporting units used to assess potential goodwill impairment are the same as its operating segments.
Under a quantitative assessment, testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach (75%) and a market approach (25%), as this combination is considered the most indicative of the Company’s fair value in an orderly transaction between market participants.
Under the income approach, the Company determines fair value based on estimated future cash flows of a reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. The estimated future cash flows of each reporting unit is based on internally generated forecasts for the remainder of the respective reporting period and the next ten years. The Company uses a range of 2.0%-3.5% long-term assumed consolidated annual Net sales growth rate for periods after the ten-year forecast.
Under the market approach, the Company utilizes valuation multiples derived from publicly available information for guideline companies to provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for a company. The valuation multiples are applied to the reporting units.
Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including Net sales growth rates, gross margins, operating margins, discount rates and future market conditions, among others. Any changes in the judgments, estimates or assumptions used could produce significantly different results.
Under a qualitative assessment, the most recent quantitative assessment is the starting point to determine if it is more- likely-than-not that the reporting unit’s goodwill is impaired. As part of this qualitative assessment, the Company assesses relevant events and circumstances including macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, changes in share price and entity-specific events.
Intangible Assets
Intangible assets with determinable lives are amortized on a straight-line basis over their respective estimated useful lives. The cost of computer software developed or obtained for internal use is capitalized and amortized on a straight-line basis over the estimated useful life of the software. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value. In addition, each quarter, the Company evaluates whether events and circumstances warrant a revision to the remaining estimated useful life of each of these intangible assets. If the Company were to determine that a change to the remaining estimated useful life of an intangible asset was necessary, then the remaining carrying amount of the intangible asset would be amortized prospectively over that revised remaining useful life.
The following table shows estimated useful lives of definite-lived intangible assets:

Classification	Estimated Useful Lives
Customer relationships and contracts	3 to 14 years
Trade name	generally 20 years
Internally developed software	2 to 5 years
Other	1 to 10 years
Deferred Financing Costs
Deferred financing costs, such as underwriting, financial advisory, professional fees and other similar fees are capitalized and recognized in Interest expense, net over the estimated life of the related debt instrument using the effective interest method or straight-line method, as applicable. The Company classifies deferred financing costs as a direct deduction from the carrying value of the long-term debt liability on the Consolidated Balance Sheets, except for deferred financing

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

costs associated with line-of-credit arrangements which are presented as an asset, within “Other assets” on the Consolidated Balance Sheets.
Derivatives
The Company has entered into interest rate cap agreements for the purpose of economically hedging its exposure to fluctuations in interest rates. These derivatives are recorded at fair value on the Consolidated Balance Sheets.
The Company’s interest rate cap agreements are not designated as cash flow hedges of interest rate risk. Changes in fair value of the derivatives are recorded directly to Interest expense, net in the Consolidated Statements of Operations.
Fair Value Measurements
Fair value is defined under GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy has been established for valuation inputs to prioritize the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:
Level 1 – observable inputs such as quoted prices for identical instruments traded in active markets.
Level 2 – inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar techniques.
Accumulated Other Comprehensive Loss
Foreign currency translation adjustments are included in Stockholders’ equity under Accumulated other comprehensive loss.
The components of accumulated other comprehensive loss are as follows:

	Years Ended December 31,
(in millions)	2016	2015	2014
Foreign currency translation	$(139.6)	$(61.1)	$(16.6)
Accumulated other comprehensive loss	$(139.6)	$(61.1)	$(16.6)
Revenue Recognition
The Company is a primary distribution channel for a large group of vendors and suppliers, including original equipment manufacturers (“OEMs”), software publishers and wholesale distributors. The Company records revenue from sales transactions when title and risk of loss are passed to the customer, there is persuasive evidence of an arrangement for sale, delivery has occurred and/or services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured. The Company’s shipping terms typically specify F.O.B. destination, at which time title and risk of loss have passed to the customer.
Revenues from the sales of hardware products and software licenses are generally recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. These items can be delivered to customers in a variety of ways, including (i) as physical product shipped from the Company’s warehouse, (ii) via drop-shipment by the vendor or supplier, or (iii) via electronic delivery for software licenses. At the time of sale, the Company records an estimate for sales returns and allowances based on historical experience. The Company’s vendor partners warrant most of the products the Company sells.
The Company leverages drop-shipment arrangements with many of its vendors and suppliers to deliver products to its customers without having to physically hold the inventory at its warehouses, thereby increasing efficiency and reducing

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

costs. The Company recognizes revenue for drop-shipment arrangements on a gross basis upon delivery to the customer with contract terms that typically specify F.O.B. destination.
Revenue from professional services is either recognized as provided for services billed at an hourly rate, recognized using a percentage of completion model for fixed fee project work or recognized using a proportional performance model for services provided at a fixed fee. Revenues for cloud computing solutions including Software as a Service (“SaaS”) and Infrastructure as a Service (“IaaS”) arrangements with one time invoicing to the customer are recognized at the time of invoice. Revenues for data center services such as managed and remote managed services, server co-location, internet connectivity, data backup and storage, and SaaS and IaaS arrangements where the customer is invoiced over time are recognized over the period service is provided.
The Company also sells certain products for which it acts as an agent. Products in this category include the sale of third-party services, warranties, software assurance (“SA”) and third-party hosted SaaS and IaaS arrangements. SA is a product that allows customers to upgrade, at no additional cost, to the latest technology if new applications are introduced during the period that the SA is in effect. These sales do not meet the criteria for gross sales recognition, and thus are recognized on a net basis at the time of sale. Under Net sales recognition, the cost paid to the vendor or third-party service provider is recorded as a reduction to sales, resulting in Net sales being equal to the gross profit on the transaction.
The Company’s larger customers are offered the opportunity by certain of its vendors to purchase software licenses and SA under enterprise agreements (“EAs”). Under EAs, customers are considered to be compliant with applicable license requirements for the ensuing year, regardless of changes to their employee base. Customers are charged an annual true-up fee for changes in the number of users over the year. With most EAs, the Company’s vendors will transfer the license and bill the customer directly, paying resellers such as the Company an agency fee or commission on these sales. The Company records these fees as a component of Net sales as earned and there is no corresponding cost of sales amount. In certain instances, the Company bills the customer directly under an EA and accounts for the individual items sold based on the nature of the item. The Company’s vendors typically dictate how the EA will be sold to the customer.
The Company also sells some of its products and services as part of bundled contract arrangements containing multiple deliverables, which may include a combination of products and services. For each deliverable that represents a separate unit of accounting, total arrangement consideration is allocated based upon the relative selling prices of each element. The allocated arrangement consideration is recognized as revenue in accordance with the principles described above. Relative selling prices are determined by using vendor specific objective evidence (“VSOE”) if it exists. Otherwise, selling prices are determined using third-party evidence (“TPE”). If neither VSOE or TPE is available, the Company uses its best estimate of selling prices.
The Company records freight billed to its customers as Net sales and the related freight costs as a Cost of sales.
Deferred revenue includes (1) payments received from customers in advance of providing the product or performing services and (2) amounts deferred if other conditions of revenue recognition have not been met.
The Company performs an analysis of the estimated number of days of sales in-transit to customers at the end of each period based on a weighted-average analysis of commercial delivery terms that includes drop-shipment arrangements. This analysis is the basis upon which the Company estimates the amount of sales in-transit at the end of the period and adjusts revenue and the related costs to reflect only what has been received by the customer. Changes in delivery patterns may result in a different number of business days used in making this adjustment and could have a material impact on the Company’s revenue recognition for the period.
Sales Taxes
Sales tax amounts collected from customers for remittance to governmental authorities are presented on a net basis in the Consolidated Statements of Operations.
Advertising
Advertising costs are generally charged to expense in the period incurred. Cooperative reimbursements from vendors are recorded in the period the related advertising expenditure is incurred. The Company classifies vendor consideration as a reduction to Cost of sales.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity-Based Compensation
The Company measures all equity-based payments using a fair-value-based method and records compensation expense over the requisite service period using the straight-line method in its Consolidated Financial Statements. Estimated forfeiture rates have been developed based upon historical experience.
Interest Expense
Interest expense is recognized in the period incurred at the applicable interest rate in effect.
Foreign Currency Translation
The Company’s functional currency is the US dollar. The functional currency of the Company’s international operating subsidiaries is generally the same as the corresponding local currency. Assets and liabilities of the international operating subsidiaries are translated at the spot rate in effect at the applicable reporting date. Revenues and expenses of the international operating subsidiaries are translated at the average exchange rates in effect during the applicable period. The resulting foreign currency translation adjustment is recorded as Accumulated other comprehensive loss, which is reflected as a separate component of Stockholders’ equity.
Income Taxes
Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the Consolidated Financial Statements using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company performs an evaluation of the realizability of deferred tax assets on a quarterly basis. This evaluation requires management to make use of estimates and assumptions and considers all positive and negative evidence and factors, such as the scheduled reversal of temporary differences, the mix of earnings in the jurisdictions in which the Company operates, and prudent and feasible tax planning strategies.
The Company accounts for unrecognized tax benefits based upon its assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company reports a liability for unrecognized tax benefits resulting from unrecognized tax benefits taken or expected to be taken in a tax return and recognizes interest and penalties, if any, related to its unrecognized tax benefits in income tax expense.

2.	Recent Accounting Pronouncements
Classification of Certain Cash Receipts and Cash Payments
In August 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-15, Classification of Certain Cash Receipts and Cash Payments (Topic 230), providing guidance for eight specific cash flow issues with the objective of reducing the existing diversity in practice. This ASU 2016-15 is effective for the Company beginning in the first quarter of 2018 and allows for early adoption. The Company is currently evaluating the impact the ASU will have on its Consolidated Financial Statements.
Measurement of Credit Losses on Financial Instruments
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU introduces a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables. The estimate of expected credit losses will require considerations of historical information, current information and reasonable and supportable forecasts. This ASU also expands the disclosure requirements to enable users of financial statements to understand the assumptions, models and methods for estimating expected credit losses. This ASU is effective for the Company beginning in the first quarter of 2020 and allows for early adoption beginning in the first quarter of 2019. The Company is currently evaluating the impact the ASU will have on its Consolidated Financial Statements.
Improvements to Employee Share-Based Payment Accounting
In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, requiring the recognition of the excess tax benefits of stock awards in the provision for income taxes in the income statement when the awards are settled and allowing the Company to repurchase more of an employee's shares for tax withholding purposes than allowed under current guidance, without triggering liability accounting. This ASU also addresses simplifications related to statement of cash flows classification and

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

accounting for forfeitures. This ASU is effective for the Company beginning in the first quarter of 2017 and allows for early adoption. The Company elected to early adopt ASU 2016-09 in the third quarter of 2016, requiring the Company to reflect any adjustments as of January 1, 2016, the beginning of the annual period that includes the interim period of adoption. As a result of the adoption of this ASU, the Company recorded a $2 million tax benefit in its Consolidated Financial Statements for the year ended December 31, 2016.
Accounting for Leases
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), requiring lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by long-term leases and to disclose additional quantitative and qualitative information about leasing arrangements. This ASU is effective for the Company beginning in the first quarter of 2019 and allows for early adoption. Although the Company is currently evaluating the provisions of the ASU to determine how it will be affected, the primary impact of the new ASU will be to record assets and liabilities for current operating leases.
Balance Sheet Classification of Deferred Taxes
In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, simplifying the presentation of deferred income taxes by requiring all deferred taxes to be presented as noncurrent in the balance sheet. In the first quarter of 2016, the Company elected to early adopt ASU 2015-17 on a prospective basis. The adoption of this ASU did not have a material impact on the Company's Consolidated Financial Statements.
Simplifying the Measurement of Inventory
In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, amending the subsequent measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value instead of the lower of cost or market value. This ASU is effective for the Company beginning in the first quarter of 2017, allows for early adoption and must be applied prospectively after the date of adoption. The adoption of this ASU is not expected to have a material impact on the Company’s Consolidated Financial Statements.
Revenue Recognition
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which, along with amendments issued in 2015 and 2016, will replace most existing revenue recognition guidance under GAAP and eliminate industry specific guidance. The core principle of the new guidance is that an entity should recognize revenue for the transfer of goods and services equal to an amount it expects to be entitled to receive for those goods and services. The ASU, as amended, will be effective for the Company beginning in the first quarter of 2018, and allows for early adoption in the first quarter of 2017. The new guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method).
The Company has established a cross-functional implementation. The Company utilized a bottom-up approach to analyze the impact of the standard on its contract portfolio by reviewing the current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to its revenue contracts. In addition, the Company identified, and is in the process of implementing, appropriate changes to its business processes, systems and controls to support recognition and disclosure under the new standard. The implementation team has reported the findings and progress of the project to management and the Audit Committee on a frequent basis.
The Company will adopt the guidance on January 1, 2018. The current preferred method of adoption is the full retrospective method. The Company’s ability to adopt using the full retrospective method is dependent on system readiness and the completion of its analysis of information necessary to recast prior period financial statements. Based on these factors, the Company may decide to use the cumulative catch-up transition method.
While the Company is continuing to assess all potential impacts of the standard, it expects the accounting for bill and hold transactions under the new standard will result in revenue for certain of those arrangements being recognized earlier than under current GAAP. The precise impact will be dependent on contract-specific terms. As of December 31, 2016, total bill and hold transactions deferred on the balance sheet was $78 million.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Acquisition
On August 1, 2015, the Company completed the acquisition of CDW UK by purchasing the remaining 65% of its outstanding common stock which increased the Company’s ownership interest from 35% to 100%, and provided the Company control.
A summary of the total consideration transferred is as follows:

(in millions)	Acquisition-Date Fair Value
Cash	$291.6
Fair value of CDW common stock (1)	33.2
Fair value of previously held equity investment on the date of acquisition (2)	174.9
Total consideration	$499.7

(1)
The Company issued 2 million shares of CDW common stock. The fair value of the common stock was based on the closing market price on July 31, 2015, adjusted for the lack of marketability as the shares of CDW common stock issued to certain sellers are subject to a three-year lock up restriction from August 1, 2015. One of the sellers granted 1 million stock options to certain CDW UK coworkers over his shares of CDW common stock received in the transaction. The fair value of these stock options was $22 million, which has been accounted for as post-combination stock-based compensation and is being amortized over the weighted-average requisite service period of 3.2 years and recorded in Selling and administrative expenses in the Consolidated Statements of Operations.

(2)
As a result of the Company obtaining control over CDW UK, the Company’s previously held 35% equity investment was remeasured to fair value, resulting in a gain of $98 million included in Gain on remeasurement of equity investment in the Consolidated Statements of Operations. The fair value of the previously held equity investment was determined by management with the assistance of a third party valuation firm, based on information available at the acquisition date.

The recognized amounts of identifiable assets acquired and liabilities assumed, translated using the foreign currency exchange rates on the date of acquisition, are as follows:

(in millions)	Acquisition-Date Fair Value (1)
Cash	$27.8
Accounts receivable	135.7
Merchandise inventory	27.1
Property and equipment, net	11.4
Identified intangible assets (2)	289.8
Other assets	53.5
Total assets acquired	545.3
Accounts payable (3)	(86.1)
Deferred revenue	(57.2)
Other liabilities	(41.7)
Deferred tax liabilities	(55.1)
Debt	(111.5)
Total liabilities assumed	(351.6)
Total identifiable net assets	193.7

Goodwill	306.0

Total purchase price	$499.7

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)
The fair values assigned to the tangible and intangible assets acquired and liabilities assumed were based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques.

(2)	Details of the identified intangible assets acquired are as follows:

(in millions)	Acquisition-Date Fair Value	Weighted-Average Amortization Period (in years)
Customer relationships	$260.8	13
Customer contracts	25.9	3
Developed technology	1.7	2
Trade name	1.4	1
Total identified intangible assets	$289.8

(3)	Accounts payable includes both Accounts payable-trade and Accounts payable-inventory financing.
Goodwill in the amount of $306 million was recognized in the acquisition of CDW UK and is attributable to the business from new customers and the value of the acquired assembled workforce. The goodwill was allocated to the CDW UK operating segment which is included with Canada in an all other category (“Other”). The full amount of goodwill recognized is not deductible for income tax purposes in the United Kingdom.
The unaudited pro forma Consolidated Statements of Operations in the table below summarizes the combined results of operations of the Company and CDW UK, as if the acquisition had been completed on January 1, 2014, and gives effect to pro forma events that are factually supportable and directly attributable to the transaction. The unaudited pro forma results reflect adjustments for equity-based compensation, acquisition and integration costs, incremental intangible asset amortization based on the fair values of each identifiable intangible asset, which are subject to change within the measurement period, pre-acquisition equity earnings, the gain on the remeasurement of the Company’s previously held 35% equity method investment, elimination of pre-acquisition intercompany sales transactions and the impacts of certain other pre-acquisition transactions. Pro forma adjustments were tax-effected at the statutory rates within the applicable jurisdictions.
This unaudited pro forma information is presented for informational purposes only and may not be indicative of the historical results of operations that would have been obtained if the acquisition had taken place on January 1, 2014, nor the results that may be obtained in the future. This unaudited pro forma information does not reflect future synergies, integration costs or other such costs or savings.
The unaudited pro forma Consolidated Statements of Operations for the years ended December 31, 2015 and 2014 is as follows:

	Years Ended December 31,
(in millions)	2015	2014
Net sales	$13,507.6	$12,933.1
Net income	363.7	243.1
The unaudited pro forma information above reflects the following adjustments:

(1)	Excludes acquisition and integration expenses directly related to the transaction.

(2)	Includes additional amortization expense related to the fair value of acquired intangibles.

(3)	Excludes the gain of resulting from the remeasurement of the Company’s previously held 35% equity investment to fair value upon the completion of the acquisition.

(4)	Excludes the Company’s share of net income/loss from its previously held 35% equity investment prior to the completion of the acquisition.

(5)	Excludes non-cash equity-based compensation related to certain equity awards granted by one of the sellers to CDW UK coworkers in July 2015 prior to the completion of the acquisition.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)	Includes additional non-cash equity-based compensation related to equity awards granted to CDW UK coworkers after the completion of the acquisition.

(7)	Includes the elimination of inter-company sales transactions prior to the completion of the acquisition.

4.	Property and Equipment
Property and equipment consists of the following:

	December 31,
(in millions)	2016	2015
Land	$27.7	$27.7
Machinery and equipment	43.2	56.8
Building and leasehold improvements	120.4	126.7
Computer and data processing equipment	101.7	99.6
Computer software	10.8	10.3
Furniture and fixtures	23.8	29.4
Construction in progress	20.4	23.9
Property and equipment	348.0	374.4
Less: accumulated depreciation	(184.3)	(199.0)
Property and equipment, net	$163.7	$175.4
During 2016, 2015 and 2014, the Company recorded disposals of $50 million, $17 million and $32 million, respectively, to remove assets that were no longer in use from property and equipment. The Company recorded a pre-tax loss of less than $1 million for all periods for certain disposed assets that were not fully depreciated.
Depreciation expense for the years ended December 31, 2016, 2015 and 2014 was $38 million, $29 million and $26 million, respectively.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Goodwill and Other Intangible Assets
Goodwill
The changes in goodwill by reportable segment for the years ended December 31, 2016 and 2015 are as follows:

(in millions)	Corporate(4)	Small Business(4)	Public	Other (1)	Consolidated
Balances as of December 31, 2014:
Goodwill	$2,617.3	$185.9	$1,265.4	$102.8	$4,171.4
Accumulated impairment charges	(1,571.4)	—	(354.1)	(28.3)	(1,953.8)
	1,045.9	185.9	911.3	74.5	2,217.6
2015 Activity:
Foreign currency translation	—	—	—	(22.4)	(22.4)
Acquisition (2)	—	—	—	305.2	305.2
	—	—	—	282.8	282.8
Balances as of December 31, 2015:
Goodwill	2,617.3	185.9	1,265.4	385.6	4,454.2
Accumulated impairment charges	(1,571.4)	—	(354.1)	(28.3)	(1,953.8)
	1,045.9	185.9	911.3	357.3	2,500.4
2016 Activity:
Foreign currency translation	—	—	—	(45.4)	(45.4)
CDW Advanced Services Allocation(3)	28.2	—	18.3	(46.5)	—
	28.2	—	18.3	(91.9)	(45.4)
Balances as of December 31, 2016:
Goodwill	2,645.5	185.9	1,283.7	293.7	4,408.8
Accumulated impairment charges	(1,571.4)	—	(354.1)	(28.3)	(1,953.8)
	$1,074.1	$185.9	$929.6	$265.4	$2,455.0

(1)	Other is comprised of Canada and CDW UK reporting units.

(2)	For further information regarding the addition to goodwill resulting from the Company’s acquisition of CDW UK, see Note 3 (Acquisition).

(3)	Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate, Small Business and Public segments.

(4)	Amounts have been recast to present Small Business as its own operating and reportable segment.
December 1, 2016 Impairment Analysis
The Company completed its annual impairment analysis as of December 1, 2016. For the Corporate (which, as of December 1, 2016, included Small Business), Public and Canada reporting units, the Company performed a qualitative analysis. The Company determined that it was more-likely-than-not that the individual fair values of the Corporate, Public and Canada reporting units exceeded the respective carrying values. As a result of this determination, the quantitative two-step impairment analysis was deemed unnecessary. Due to the substantial uncertainty regarding the impact of the Referendum on the United Kingdom’s (“UK”) Membership of the European Union (“EU”), advising for the exit of the UK from Europe, the Company performed a quantitative analysis of the CDW UK reporting unit. Based on the results of the quantitative analysis, the Company determined that the fair value of the CDW UK reporting unit exceeded its carrying value and no impairment existed.
December 1, 2015 Impairment Analysis
The Company completed its annual impairment analysis as of December 1, 2015 by utilizing a qualitative assessment for all reporting units (which, as of December 1, 2016, included Small Business). The Company determined that it was

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

more-likely-than-not that the fair value of each reporting unit exceeded its carrying value. As a result of this determination, the quantitative two-step impairment analysis was deemed unnecessary.
Other Intangible Assets
A summary of intangible assets at December 31, 2016 and 2015 is as follows:

(in millions)
December 31, 2016	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships and contracts	$2,084.6	$(1,322.7)	$761.9
Trade name	422.1	(195.2)	226.9
Internally developed software	142.6	(77.7)	64.9
Other	6.0	(4.1)	1.9
Total	$2,655.3	$(1,599.7)	$1,055.6

December 31, 2015
Customer relationships	$2,128.3	$(1,162.0)	$966.3
Trade name	422.3	(173.9)	248.4
Internally developed software	136.5	(77.7)	58.8
Other	5.8	(2.9)	2.9
Total	$2,692.9	$(1,416.5)	$1,276.4
During the years ended December 31, 2016 and 2015, the Company recorded disposals of $29 million and $6 million, respectively, to remove fully amortized internally developed software assets that were no longer in use.
Amortization expense related to intangible assets for the years ended December 31, 2016, 2015 and 2014 was $216 million, $199 million and $182 million, respectively.
Estimated future amortization expense related to intangible assets for the next five years is as follows:

(in millions)
Years ending December 31,	Estimated Future Amortization Expense
2017	$213.7
2018	198.9
2019	181.4
2020	154.1
2021	70.8

6.	Inventory Financing Agreements
The Company has entered into agreements with certain financial intermediaries to facilitate the purchase of inventory from various suppliers under certain terms and conditions, as described below. These amounts are classified separately as Accounts payable-inventory financing on the accompanying Consolidated Balance Sheets. The Company does not incur any interest expense associated with these agreements as balances are paid when they are due.
Amounts included in accounts payable-inventory financing are as follows:

	December 31,
(in millions)	2016	2015
Revolving Loan inventory financing agreement	$558.3	$427.0
Other inventory financing agreements	22.1	12.6
Accounts payable-inventory financing	$580.4	$439.6
As described in Note 8 (Long-Term Debt), the Company’s senior secured asset-based revolving credit facility incorporates an inventory floorplan sub-facility. In connection with the floorplan sub-facility, the Company maintains an inventory

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

financing agreement with a financial intermediary to facilitate the purchase of inventory from certain vendors (the “Revolving Loan inventory financing agreement”). Amounts outstanding under the Revolving Loan inventory financing agreement are unsecured and non-interest bearing.
The Company also maintains other inventory financing agreements with financial intermediaries to facilitate the purchase of inventory from certain vendors. As of December 31, 2016 and 2015, amounts owed under other inventory financing agreements were $22 million and $13 million, respectively, of which $3 million and $1 million, respectively, were collateralized by the inventory purchased under these financing agreements and a second lien on the related accounts receivable.

7.	Lease Commitments
The Company is obligated under various non-cancelable operating lease agreements for office facilities that generally provide for minimum rent payments and a proportionate share of operating expenses and property taxes and include certain renewal and expansion options. For the years ended December 31, 2016, 2015 and 2014, rent expense under these lease arrangements was $27 million, $25 million and $21 million, respectively. Capital leases included in property and equipment are not material.
Future minimum lease payments under non-cancelable operating leases as of December 31, 2016 are as follows:

(in millions)
Years ending December 31,	Future Minimum Lease Payments
2017	$22.9
2018	21.0
2019	20.6
2020	20.0
2021	13.7
Thereafter	42.1
Total future minimum lease payments	$140.3

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Long-Term Debt
Long-term debt as of December 31, 2016 and 2015 is as follows:

(dollars in millions)	Interest Rate	Principal	Unamortized Discount, Premium, and Deferred Financing Costs	Total
Year Ended December 31, 2016
Senior secured asset-based revolving credit facility	—%	$—	$—	$—
CDW UK revolving credit facility	—%	—	—	—
Senior secured term loan facility	3.3%	1,483.0	(14.9)	1,468.1
CDW UK term loan	1.8%	69.1	(1.6)	67.5
Senior notes due August 15, 2022	6.0%	600.0	(5.6)	594.4
Senior notes due September 1, 2023	5.0%	525.0	(5.3)	519.7
Senior notes due December 1, 2024	5.5%	575.0	(6.0)	569.0
Other long-term obligations		15.7	—	15.7
Total long-term debt		3,267.8	(33.4)	3,234.4
Less current maturities of long-term debt		(18.5)	—	(18.5)
Long-term debt, excluding current maturities		$3,249.3	$(33.4)	$3,215.9

Year Ended December 31, 2015
Senior secured asset-based revolving credit facility	—%	$—	$—	$—
CDW UK revolving credit facility	—%	—	—	—
Senior secured term loan facility	3.3%	1,498.1	(6.7)	1,491.4
CDW UK term loan	2.0%	88.4	(0.6)	87.8
Senior notes due August 15, 2022	6.0%	600.0	(6.6)	593.4
Senior notes due September 1, 2023	5.0%	525.0	(6.2)	518.8
Senior notes due December 1, 2024	5.5%	575.0	(6.7)	568.3
Total long-term debt		3,286.5	(26.8)	3,259.7
Less current maturities of long-term debt		(27.2)	—	(27.2)
Long-term debt, excluding current maturities		$3,259.3	$(26.8)	$3,232.5

Senior Secured Asset-backed Revolving Credit Facility (“Revolving Loan”)
The Revolving Loan is a $1,250 million senior secured asset-based credit facility that matures on June 6, 2019. The Revolving Loan provides availability for borrowings and issuance of letters of credit. In addition, the Revolving Loan includes an inventory floorplan sub-facility that enables the Company to maintain an inventory financing agreement with a financial intermediary to facilitate the purchase of inventory from certain vendors on more favorable terms than offered directly by the vendors.
Borrowings under the Revolving Loan are limited by a borrowing base. As of December 31, 2016, the Company had $1 million of undrawn letters of credit, $533 million reserved for the floorplan sub-facility and a borrowing base of $1,479 million, which is based on the amount of eligible inventory and accounts receivable balances as of November 30, 2016. As of December 31, 2016, the Company could have borrowed up to an additional $716 million under the Revolving Loan. Borrowings are also limited by a minimum liquidity condition, which provides that, if excess cash availability is less than the lower of (i) $125 million and (ii) the greater of (A) 10.0% of the borrowing base and (B) $100 million, the lenders are not required to lend additional amounts under the Revolving Loan unless the consolidated fixed charge coverage ratio, as defined, is at least 1.00 to 1.00.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Borrowings under the Revolving Loan bear interest at a variable interest rate plus an applicable margin. The interest rate margin is based on one of two indices, either (i) LIBOR, or (ii) the Alternate Base Rate (“ABR”) with the ABR being the greater of (a) the prime rate, (b) the federal funds effective rate plus 50 basis points or (c) the one-month LIBOR plus 1.00%. The applicable margin varies (1.50% to 2.00% for LIBOR borrowings and 0.50% to 1.00% for ABR borrowings) depending upon average daily excess cash availability under the agreement evidencing the Revolving Loan and is subject to a reduction of 0.25% if, and for as long as, CDW LLC’s corporate credit rating from Standard & Poor’s Rating Services is BB or better and CDW LLC’s corporate family rating from Moody’s Investors Service, Inc. is Ba3 or better (in each case with stable or better outlook). The rate reduction is currently applicable as the Company has met the requirement.
CDW UK Revolving Credit Facility (“UK Facility”)
The CDW UK Term Loan agreement, discussed below, includes the UK Revolving Credit Facility. The UK Facility is a multi-currency revolving credit facility expiring on August 1, 2021, under which CDW UK is permitted to borrow an aggregate amount of £50 million ($62 million as of December 31, 2016).
Senior Secured Term Loan Facility (“Term Loan”)
On August 17, 2016, the Company entered into a new seven-year $1,490 million aggregate principal amount Term Loan at a price of 99.5% of par, resulting in a discount of $7 million. Fees of $5 million were capitalized as deferred financing costs. The discount and fees are being amortized over the term of the notes on a straight-line basis. The Term Loan replaced the prior senior secured term loan facility (the “Prior Term Loan Facility”) that had an outstanding aggregate principal amount of $1,490 million. In connection with this refinancing, the Company recorded a loss on extinguishment of long-term debt of $2 million, representing the write-off of a portion of the unamortized deferred financing costs and unamortized discount related to the Prior Term Loan Facility.
The Company is required to make quarterly principal payments of 0.25% of the original principal amount on the Term Loan, with remaining principal amount payable at maturity date of April 17, 2023. Borrowings under the Term Loan bear interest at either (a) the alternate base rate (“ABR”) plus a margin or (b) LIBOR plus a margin; provided that for the purposes of the Term Loan, LIBOR shall not be less than 0.75% per annum at any time (“LIBOR Floor”). The margin is based upon a net leverage ratio as defined in the Term Loan which is 1.25% for ABR borrowings and 2.25% for LIBOR borrowings. As of December 31, 2016, an interest rate of 3.25% was in effect, which represents the LIBOR rate of 1.00% plus a 2.25% margin.
CDW UK Term Loan
On August 1, 2016, the Company entered into a new five-year £56 million ($69 million as of December 31, 2016) aggregate principal amount term loan facility (the “CDW UK Term Loan”), which replaced the prior senior secured term loan facility (the “Prior CDW UK Term Loan Facility”) that had an outstanding aggregate principal amount of £56 million. Fees of less than $1 million were capitalized as deferred financing costs and are being amortized over the term of the loan on a straight-line basis.
Commencing during the quarter ending September 30, 2018, the Company is required to make annual principal installments of £5 million with the remaining principal amount payable on the maturity date of August 1, 2021. Borrowings under the CDW UK Term Loan bear interest at LIBOR plus a margin, payable quarterly on the last day of each March, June, September and December. As of December 31, 2016, an interest rate of 1.77% was in effect, which represents LIBOR plus a 1.40% margin.
In connection with this refinancing, the Prior CDW UK Term Loan Facility was amended to include both the CDW UK Term Loan and a £50 million ($62 million as of December 31, 2016) revolving credit facility (the “CDW UK Revolving Credit Facility”).
6.0% Senior Notes due 2022 (“2022 Senior Notes”)
At December 31, 2016, the outstanding principal amount of the 2022 Senior Notes was $600 million. The 2022 Senior Notes will mature on August 15, 2022 and bear interest at a rate of 6.0% per annum, payable semi-annually on February 15 and August 15 of each year. The first interest payment date was February 15, 2015.
5.0% Senior Notes due 2023 (“2023 Senior Notes”)
At December 31, 2016, the outstanding principal amount of the 2023 Senior Notes was $525 million.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 3, 2015, CDW LLC and CDW Finance Corporation, as co-issuers, completed the issuance of $525 million aggregate principal amount of 2023 Senior Notes at par. Fees of $7 million related to the 2023 Senior Notes were capitalized as deferred financing costs and are being amortized over the term of the notes on a straight-line basis. The 2023 Notes will mature on September 1, 2023 and bear interest rate of 5.0% per annum, payable semi-annually on March 1 and September 1 of each year.
5.5% Senior Notes due 2024 (“2024 Senior Notes”)
At December 31, 2016, the outstanding principal amount of the 2024 Senior Notes was $575 million. The 2024 Senior Notes will mature on December 1, 2024 and bear interest at a rate of 5.5% per annum, payable semi-annually on June 1 and December 1 of each year.
Debt Guarantors, Covenants and Restrictions
CDW LLC is the borrower under the Term Loan and Revolving Loan. CDW LLC and CDW Finance Corporation are the co-issuers of the 2022, 2023 and 2024 Senior Notes (“Senior Notes”). The obligations under the Term Loan, the Revolving Loan and the Senior Notes are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, US subsidiaries (the “Guarantors”).
The Revolving Loan is collateralized by a first priority interest in inventory (excluding inventory collateralized under the inventory floorplan arrangements as described in Note 6 (Inventory Financing Agreements) deposits, and accounts receivable, and a second priority interest in substantially all US assets.
The Term Loan is collateralized by a second priority interest in substantially all inventory (excluding inventory collateralized under the inventory floorplan arrangements as described in Note 6 (Inventory Financing Agreements) deposits, and accounts receivable, and by a first priority interest in substantially all other U.S. assets.
As of December 31, 2016, the Company remained in compliance with the covenants under its various credit agreements. The Term Loan contains negative covenants that, among other things, place restrictions and limitations on the ability of the Guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations or engage in certain transactions with affiliates. As of December 31, 2016, the amount of CDW’s restricted payment capacity under the Term Loan was $892 million. However, the Company is separately permitted to make restricted payments, so long as the total net leverage ratio is less than 3.25 on a pro forma basis. The total net leverage ratio was 2.68 as of December 31, 2016.
Each of the Senior Notes indentures contain negative covenants that, among other things, place restrictions and limitations on the ability of the Guarantors to enter into sale and lease-back transactions, incur additional secured indebtedness and create liens. The indenture governing each of the Senior Notes do not contain any financial covenants.
The CDW UK Term Loan Agreement imposes restrictions on CDW UK's ability to transfer funds to the Company through the payment of dividends, repayment of intercompany loans, advances or subordinated debt that require, among other things, the maintenance of a minimum net leverage ratio. As of December 31, 2016, the amount of restricted payment capacity under the CDW UK Term Loan was $131 million.
Long-Term Debt Maturities
A summary of Long term debt maturities is as follows:

(in millions)
Years ending December 31,
2017	18.4
2018	24.8
2019	25.1
2020	25.3
2021	65.4
Thereafter	3,108.8
$3,267.8

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value
The fair values of the Senior Notes were estimated using quoted market prices for identical liabilities that are traded in over-the-counter secondary markets that are not considered active. The fair value of the Term Loan was estimated using dealer quotes for identical liabilities in markets that are not considered active. The Senior Notes and Term Loan are classified as Level 2 within the fair value hierarchy. The carrying value of the CDW UK Term Loan was £56 million ($69 million), which approximated fair value due to the short period of time between the issuance of this loan on August 1, 2016 and December 31, 2016. The fair value of the CDW UK Term Loan was estimated using a discounted cash flow analysis based on current incremental borrowing rates for similar arrangements. The approximate fair values and related carrying values of the Company's long-term debt, including current maturities and excluding unamortized discount and unamortized deferred financing costs, were as follows:

	December 31,
(in millions)	2016	2015
Fair value	$3,334.8	$3,330.4
Carrying value	3,267.8	3,286.5

Interest Rate Cap Agreements
In order to manage the risk associated with changes in interest rates on borrowings under the Term Loan, the Company maintains interest rate cap agreements.
During the year ended December 31, 2016, the Company entered into interest rate cap agreements at a rate of 1.5% with a combined notional value of $1,400 million. The Company paid the counterparties premiums totaling $2 million in exchange for the right to receive payments equal to the amount, if any, by which the three-month LIBOR exceeds 1.5% during the agreement period. These interest rate cap agreements are effective from January 17, 2017 to December 31, 2018. These interest rate cap agreements replaced the previous interest rate cap agreements with the same notional amount which expired in January 2017.
The Company’s interest rate cap agreements have not been designated as cash flow hedges for GAAP accounting purposes. The interest rate cap agreements are recorded at fair value on the Company’s consolidated balance sheet in Other Assets each period, with changes in fair value recorded directly to interest expense in the Company’s Consolidated Statements of Operations. The fair value of the Company’s interest rate cap agreements is classified as Level 2 in the fair value hierarchy. The valuation of the interest rate cap agreements is derived by using a discounted cash flow analysis on the expected cash receipts that would occur if variable interest rates rise above the strike rates of the caps. This analysis reflects the contractual terms of the interest rate cap agreements, including the period to maturity, and uses observable market-based inputs, including LIBOR curves and implied volatilities. The Company also incorporates insignificant credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements. The counterparty credit spreads are based on publicly available credit information obtained from a third party credit data provider.
The fair value of the interest rate cap agreements was $5 million and less than $1 million at December 31, 2016 and 2015 respectively.

9.	Income Taxes
Income before income taxes was taxed under the following jurisdictions:

	Years Ended December 31,
(in millions)	2016	2015	2014
Domestic	$635.5	$626.4	$366.6
Foreign	36.9	20.6	21.1
Total	$672.4	$647.0	$387.7

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Components of Income tax expense (benefit) consist of the following:

	Years Ended December 31,
(in millions)	2016	2015	2014
Current:
Federal	$295.7	$258.5	$206.8
State	34.9	28.6	19.3
Foreign	16.8	10.1	5.8
Total current	347.4	297.2	231.9
Deferred:
Domestic	(90.5)	(48.5)	(89.0)
Foreign	(8.9)	(4.8)	(0.1)
Total deferred	(99.4)	(53.3)	(89.1)
Income tax expense	$248.0	$243.9	$142.8
The reconciliation between the statutory tax rate expressed as a percentage of income before income taxes and the effective tax rate is as follows:

	Years Ended December 31,
(dollars in millions)	2016		2015		2014
Statutory federal income tax rate	$235.4	35.0%	$226.4	35.0%	$135.7	35.0%
State taxes, net of federal effect	17.8	2.6	16.5	2.6	6.5	1.6
Tax benefit of equity awards	(1.6)	(0.2)	—	—	—	—
Effect of rates different than statutory	(4.5)	(0.7)	(1.9)	(0.3)	(1.9)	(0.5)
Foreign withholding tax	0.8	0.1	3.3	0.5	—	—
Effect of UK tax rate change on deferred taxes	(1.5)	(0.2)	(4.0)	(0.6)	—	—
Other	1.6	0.3	3.6	0.5	2.5	0.7
Effective tax rate	$248.0	36.9%	$243.9	37.7%	$142.8	36.8%

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effect of temporary differences that give rise to the net deferred income tax liability is presented below:

	December 31,
(in millions)	2016	2015
Deferred tax assets:
Equity compensation plans	$29.2	$17.0
Payroll and benefits	22.7	21.2
Deferred interest	13.9	25.0
Net operating loss and credit carryforwards, net	12.7	14.1
Rent	11.0	10.8
Accounts receivable	8.3	6.4
Other	6.2	5.9
Trade credits	0.6	1.5
Total deferred tax assets	104.6	101.9

Deferred tax liabilities:
Software and intangibles	337.4	411.0
Deferred income	58.3	87.3
International investments	31.3	30.4
Property and equipment	30.3	30.6
Other	15.3	17.3
Total deferred tax liabilities	472.6	576.6
Deferred tax asset valuation allowance	1.2	—
Net deferred tax liabilities	$369.2	$474.7
The Company has state and international income tax net operating losses of $41 million, which will expire at various dates from 2017 through 2033 and state tax credit carryforwards of $15 million, which expire at various dates from 2018 through 2021.
Due to the nature of the CDW UK acquisition, the Company has provided US income taxes of $31 million on the excess of the financial reporting value of the investment over the corresponding tax basis. As the Company is indefinitely reinvested in its UK business, it will not provide for any additional US income taxes on the undistributed earnings of the UK business. The Company has recognized deferred tax liabilities of $2 million as of December 31, 2016 related to withholding taxes on earnings of its Canadian business which are not considered to be indefinitely reinvested.
In the ordinary course of business, the Company is subject to review by domestic and foreign taxing authorities, including the Internal Revenue Service (“IRS”). In general, the Company is no longer subject to audit by the IRS for tax years through 2012 and state, local or foreign taxing authorities for tax years through 2011. Various other taxing authorities are in the process of auditing income tax returns of the Company and its subsidiaries. The Company does not anticipate that any adjustments from the audits would have a material impact on its consolidated financial position, results of operations or cash flows.

10.	Stockholders’ Equity
The Company has completed the following secondary public offerings during the years ended December 31, 2014 and 2015, whereby certain selling stockholders sold shares of common stock to the underwriters. The Company did not receive any proceeds from these sales of shares.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Secondary Offering Shares	Completion Date of Secondary Offering	Overallotment Shares(1)	Completion Date of Overallotment Shares
10,000,000	3/12/2014	1,500,000	3/12/2014
15,000,000	5/28/2014	2,250,000	6/4/2014
15,000,000	9/8/2014(2)	—	—
15,000,000	12/8/2014	2,250,000	12/8/2014
10,000,000	5/22/2015	1,500,000	5/22/2015
11,250,000	8/18/2015	1,687,500	8/18/2015
8,000,000	11/30/2015	1,200,000	12/9/2015

(1)	Under each underwriting agreement, the selling stockholders granted the underwriters an option, exercisable for thirty days, to purchase up to the additional amount of shares noted.

(2)	The option to purchase additional shares was not exercised in connection with the September 2014 secondary offering.
Share Repurchase Program
The Company has a share repurchase program under which the Company may repurchase shares of its common stock in the open market or through privately negotiated other transactions, depending on share price, market conditions and other factors. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares, and repurchases may be commenced or suspended from time to time without prior notice. As of December 31, 2016, the Company has $642 million remaining under this program.
On May 4, 2016, the Company announced that its Board of Directors authorized a $750 million increase to the Company’s share repurchase program under which the Company may repurchase shares of its common stock in the open market through privately negotiated or other transactions, depending on share price, market conditions and other factors.

11.	Equity-Based Compensation
Equity-based compensation expense, which is recorded in Selling and administrative expenses in the Consolidated Statements of Operations, for the years ended December 31, 2016, 2015 and 2014 was as follows:

	Years Ended December 31,
(in millions)	2016	2015	2014
Equity-based compensation expense	$39.2	$31.2	$16.4
Income tax benefit	(13.3)	(10.9)	(5.1)
Equity-based compensation expense (net of tax)	$25.9	$20.3	$11.3
The total unrecognized compensation cost related to nonvested awards was $40 million at December 31, 2016 and is expected to be recognized over a weighted-average period of 1.7 years.
2013 Long-Term Incentive Plan
The 2013 Long-Term Incentive Plan (“2013 LTIP”) provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock and performance awards. The maximum aggregate number of shares that may be issued under the 2013 LTIP is 15,500,000 shares of the Company’s common stock, in addition to the 3,798,508 shares of restricted stock granted in exchange for unvested Class B Common Units in connection with the Company’s IPO in 2013. As of December 31, 2016, 7,977,223 shares were available for issuance under the 2013 LTIP which was approved by the Company’s pre-IPO shareholders. Authorized but unissued shares are reserved for issuance in connection with equity-based awards.
Stock Options
The exercise price of a stock option granted is equal to the fair value of the underlying stock on the date of the grant. Stock options have a contractual term of 10 years and generally vest ratably over three years. To estimate the fair value

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of options granted, the Company uses the Black-Scholes option pricing model. The weighted-average assumptions used to value the stock options granted during the years ended December 31, 2016, 2015 and 2014 were as follows:

	Years Ended December 31,
	2016	2015	2014
Grant date fair value	$8.55	$11.13	$7.23
Volatility (1)	25.00%	30.00%	30.00%
Risk-free rate (2)	1.47%	1.75%	1.77%
Expected dividend yield	1.08%	0.72%	0.70%
Expected term (in years) (3)	6.0	6.0	6.0

(1)	Based upon an assessment of the two-year, five-year and implied volatility for the Company’s selected peer group, adjusted for the Company’s leverage.

(2)	Based on a composite US Treasury rate.

(3)
Calculated using the simplified method, which defines the expected term as the average of the option’s contractual term and the option’s weighted-average vesting period. The Company utilizes this method as it has limited historical stock option data that is sufficient to derive a reasonable estimate of the expected stock option term.

Stock option activity for the year ended December 31, 2016 was as follows:

Options	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (millions)
Outstanding at January 1, 2016	3,197,221	$25.58
Granted	956,280	39.99
Forfeited/Expired	(48,166)	32.87
Exercised (1)	(324,284)	22.90
Outstanding at December 31, 2016	3,781,051	$29.36	7.4	$85.9

Exercisable at December 31, 2016	1,729,243	$22.82	6.4	$50.6
Vested and expected to vest at December 31, 2016	2,025,415	$34.84	8.3	$34.9
(1) The total intrinsic value of stock options exercised during the years ended December 31, 2016, 2015 and 2014 was $7 million, $2 million, and $1 million, respectively.
Restricted Stock Units (“RSUs”)
Restricted stock units represent the right to receive unrestricted shares of the Company’s stock at the time of vesting. RSUs generally cliff-vest at the end of four years. The fair value of RSUs is equal to the closing price of the Company’s common stock on date of grant.
RSU activity for the year ended December 31, 2016 was as follows:

	Number of Units	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2016	1,257,399	$19.19
Granted (1)	35,392	39.82
Vested (2)	(32,250)	31.34
Forfeited	(81,053)	17.05
Nonvested at December 31, 2016	1,179,488	$19.52

(1)	The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2016, 2015 and 2014 was $39.82, $36.24 and $24.29, respectively.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	The aggregate fair value of RSUs that vested during the years ended December 31, 2016, 2015 and 2014 was $1 million, $1 million and less than $1 million, respectively.
Performance Share Units (“PSUs”)
As of January 1, 2016, there were 578,595 PSUs outstanding at a weighted-average grant-date fair value of $28.67. During the year ended December 31, 2016, the Company granted 198,637 PSUs under the 2013 LTIP which cliff-vest at the end of three years. The percentage of PSUs that shall vest will range from 0% to 200% of the number of PSUs granted based on the Company’s performance against a cumulative adjusted free cash flow measure and cumulative non-GAAP net income per diluted share measure over a three-year performance period. The weighted-average grant-date fair value of the PSUs granted during the period was $39.91 per unit. During the year ended December 31, 2016, 385,932 PSUs vested at a weighted-average grant-date fair value of $24.40 per unit, and 27,353 PSUs were forfeited at a weighted-average grant-date fair value of $31.54 per unit. At year end December 31, 2016, there were 363,947 PSUs outstanding at a weighted-average grant-date fair value of $38.92 per unit.
Performance Share Awards (“PSAs”)
During the year ended December 31, 2016, the Company granted 127,336 PSAs under the 2013 LTIP which cliff-vest at the end of three years. The number of PSAs that shall vest will be based on the Company’s performance against a cumulative adjusted free cash flow measure and cumulative non-GAAP net income per diluted share measure over a three-year performance period The weighted-average grant-date fair value of the PSAs granted during the year ended December 31, 2016 was $40.06 per award. During the year ended December 31, 2016, no PSAs were forfeited or vested.
Restricted Stock
In connection with the IPO, the Company issued restricted shares of the Company’s common stock to former stockholders of CDW Holdings. These shares are subject to any vesting provisions previously applicable to the restrictions associated with the stock of CDW Holdings. Class B Common Unit holders received 3,798,508 shares of restricted stock with respect to Class B Common Units that had not yet vested at the time of the issuance. As of January 1, 2016, there were 92,028 shares of restricted stock outstanding. For the year ended December 31, 2016, 65,287 shares of such restricted stock vested/settled and 689 shares were forfeited. As of December 31, 2016, there were 26,052 shares of unvested stock outstanding. The aggregate fair value of restricted stock that vested during the years ended December 31, 2016, 2015 and 2014 was $1 million, $3 million and $39 million, respectively.
Equity Awards Granted by Seller of CDW UK
The Company issued 1.6 million shares of CDW common stock as part of the consideration transferred to certain sellers for the acquisition of CDW UK. One of the sellers granted 0.6 million stock options to certain CDW UK coworkers over his shares of CDW common stock received in this transaction. The options are not dilutive for purposes of calculating diluted weighted-average shares outstanding as the underlying shares were issued as part of the consideration transferred and are included within basic weighted-average shares outstanding since the acquisition date. The weighted average grant date fair value of the stock options was $22 million or $35.93 per option. The grant date fair value of the options was determined by calculating the fair value of the common stock that was issued which will eventually settle these options. The exercise price of these stock options is $0.01. The fair value of these stock options has been accounted for as post-combination stock-based compensation, as service is required for the coworkers to retain the awards, and is being amortized over the weighted-average requisite service period. Options that are forfeited prior to vesting will not be available for future option issuances and will revert as consideration to the seller. For further information regarding the acquisition, see Note 3 (Acquisition).

12.	Earnings Per Share
The numerator for both basic and diluted earnings per share is Net income. The denominator for basic earnings per share is the weighted-average shares outstanding during the period.
A reconciliation of basic weighted-average shares outstanding to diluted weighted-average shares outstanding is as follows:

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31,
(in millions)	2016	2015	2014
Basic weighted-average shares outstanding	163.6	170.3	170.6
Effect of dilutive securities (1)	2.4	1.5	2.2
Diluted weighted-average shares outstanding (2)	166.0	171.8	172.8

(1)
The dilutive effect of outstanding stock options, restricted stock units, restricted stock, performance share units and Coworker Stock Purchase Plan units is reflected in the diluted weighted-average shares outstanding using the treasury stock method.

(2)
There were less than 1 million potential common shares excluded from diluted weighted-average shares outstanding for the years ended December 31, 2016, 2015 and 2014, respectively, as their inclusion would have had an anti-dilutive effect.

13.	Coworker Retirement and Other Compensation Benefits
Profit Sharing Plan and Other Savings Plans
The Company has a profit sharing plan that includes a salary reduction feature established under the Internal Revenue Code Section 401(k) covering substantially all coworkers in the United States. In addition, coworkers outside the US participate in other savings plans. Company contributions to the profit sharing and other savings plans are made in cash and determined at the discretion of the Board of Directors. For the years ended December 31, 2016, 2015 and 2014, the amounts expensed for these plans were $23 million, $20 million and $22 million, respectively.
Coworker Stock Purchase Plan
The Company has a Coworker Stock Purchase Plan (the “CSPP”) that provides the opportunity for eligible coworkers to acquire shares of the Company’s common stock at a 5% discount from the closing market price on the final day of the offering period. There is no compensation expense associated with the CSPP.
Restricted Debt Unit Plan
On March 10, 2010, the Company established the Restricted Debt Unit Plan (the “RDU Plan”), an unfunded nonqualified deferred compensation plan.
Compensation expense related to the RDU Plan was $2 million, $5 million and $9 million for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016 and 2015, the Company had $30 million and $35 million of liabilities related to the RDU Plan recorded on the Consolidated Balance Sheets, respectively.
Unrecognized compensation expense as of December 31, 2016 of approximately $2 million is expected to be recognized in 2017. Payments under the RDU Plan may be impacted if certain significant events occur or circumstances change that would impact the financial condition or structure of the Company. Payment of the principal component of the RDU Plan is expected to be made on October 12, 2017.
14.    Commitments and Contingencies
The Company is party to various legal proceedings that arise in the ordinary course of its business, which include commercial, intellectual property, employment, tort and other litigation matters. The Company is also subject to audit by federal, state, international, national, provincial and local authorities, and by various partners, group purchasing organizations and customers, including government agencies, relating to purchases and sales under various contracts. In addition, the Company is subject to indemnification claims under various contracts. From time to time, certain customers of the Company file voluntary petitions for reorganization or liquidation under the US bankruptcy laws or similar laws of the jurisdictions for the Company’s business activities outside of the United States. In such cases, certain pre-petition payments received by the Company could be considered preference items and subject to return to the bankruptcy administrator.
On October 29, 2015, the Company learned of an investigation by the SEC of the Company’s vendor partner program incentives. The SEC’s investigation is ongoing, and the Company is continuing to cooperate with the SEC in this matter.
As of December 31, 2016, the Company does not believe that there is a reasonable possibility that any material loss exceeding the amounts already recognized for these proceedings and matters, if any, has been incurred. However, the

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ultimate resolutions of these proceedings and matters are inherently unpredictable. As such, the Company’s financial condition and results of operations could be adversely affected in any particular period by the unfavorable resolution of one or more of these proceedings or matters.
15.    Related Party Transactions
During 2015 and 2014, the Company held a 35% non-controlling interest in CDW UK until August 1, 2015 when the Company purchased the remaining 65% of its outstanding common stock. The Company recorded $10 million in Net sales to CDW UK during the normal course of business in 2015 prior to the acquisition of CDW UK. Net sales to CDW UK during the period in 2014 in which the Company held CDW UK as an equity investment were not significant.
On November 30, 2015, the Company completed a public offering of 9.2 million shares of its common stock by certain selling stockholders, which included 1.2 million shares sold by the selling stockholders to the underwriters pursuant to the grant of an option that was exercised in full. The Company did not receive any proceeds from the sale of these shares. Upon completion of this offering, the Company purchased from the underwriters 1.0 million of the shares of its common stock that were subject to the offering at a price per share equal to the price paid by the underwriters to the selling stockholders in the offering.
On August 18, 2015, the Company completed a public offering of approximately 12.9 million shares of its common stock by certain selling stockholders, which included 1.7 million shares sold by the selling stockholders to the underwriters pursuant to the grant of an option that was exercised in full. The Company did not receive any proceeds from the sale of these shares. Upon completion of this offering, the Company purchased from the underwriters 2.3 million of the shares of its common stock that were subject to the offering at a price per share equal to the price paid by the underwriters to the selling stockholders in the offering.
On May 22, 2015, the Company completed a public offering of 11.5 million shares of its common stock by certain selling stockholders, which included 1.5 million shares sold by the selling stockholders to the underwriters pursuant to the grant of an option that was exercised in full. The Company did not receive any proceeds from the sale of these shares. On May 17, 2015, the Company entered into a share repurchase agreement with certain selling stockholders affiliated with Madison Dearborn and Providence Equity pursuant to which it repurchased 2.0 million shares of its common stock from such selling stockholders. This share repurchase was effected in a private, non-underwritten transaction for $36.60 per share, which was equal to the per share price paid by the underwriters to the selling stockholders in connection with the public offering completed on May 22, 2015.
On March 20, 2014, the Company repurchased and subsequently canceled $25 million aggregate principal amount of the 2019 Senior Notes from an affiliate of Providence Equity. For additional information, see Note 8 (Long-Term Debt).

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    Segment Information
The Company’s segment information is presented in accordance with a “management approach,” which designates the internal reporting used by the Chief Operating Decision Maker for deciding how to allocate resources and for assessing performance.
The Company has three reportable segments: Corporate, which is comprised primarily of private sector business customers with more than 250 employees in the US, Small Business, primarily servicing private sector business customers with up to 250 employees, and Public, which is comprised of government agencies and education and healthcare institutions in the US. The Company has two other operating segments: CDW Canada and CDW UK, both of which do not meet the reportable segment quantitative thresholds and, accordingly, are included in an all other category (“Other”). Effective January 1, 2016, CDW Advanced Services is no longer an operating segment. Its results have been allocated to the Corporate, Small Business and Public segments to align the Company's financial reporting with the manner in which the Chief Operating Decision Maker assesses performance and makes resource allocation decisions. Segment information reported in prior periods has been reclassified to conform to the current period presentation.
The Company has centralized logistics and headquarters functions that provide services to the segments. The logistics function includes purchasing, distribution and fulfillment services to support both the Corporate, Small Business and Public segments. As a result, costs and intercompany charges associated with the logistics function are fully allocated to both of these segments based on a percent of Net sales. The centralized headquarters function provides services in areas such as accounting, information technology, marketing, legal and coworker services. Headquarters’ function costs that are not allocated to the segments are included under the heading of “Headquarters” in the tables below.
The Company allocates resources to and evaluates performance of its segments based on Net sales, Income from operations and Adjusted EBITDA, a non-GAAP measure as defined in the Company’s credit agreements. However, the Company has concluded that Income from operations is the more useful measure in terms of discussion of operating results, as it is a GAAP measure.
Segment information for Total assets and capital expenditures is not presented, as such information is not used in measuring segment performance or allocating resources between segments.
Selected Segment Financial Information
Information regarding the Company’s segments for the years ended December 31, 2016, 2015 and 2014 is as follows:

(in millions)	Corporate(1)	Small Business(1)	Public	Other	Headquarters	Total
2016:
Net sales	$5,889.8	$1,140.1	$5,589.4	$1,362.6	$—	$13,981.9
Income (loss) from operations	453.6	68.9	368.0	43.6	(114.9)	819.2
Depreciation and amortization expense	(82.9)	(20.6)	(44.7)	(32.1)	(74.2)	(254.5)

2015:
Net sales	$5,878.7	$1,089.6	$5,183.6	$836.8	$—	$12,988.7
Income (loss) from operations	432.5	68.3	328.6	27.1	(114.5)	742.0
Depreciation and amortization expense	(82.6)	(20.6)	(44.7)	(16.2)	(63.3)	(227.4)

2014:
Net sales	$5,541.8	$1,062.2	$4,938.3	$532.2	$—	$12,074.5
Income (loss) from operations	403.5	57.1	303.9	$21.4	(112.9)	673.0
Depreciation and amortization expense	(81.7)	(20.8)	(44.7)	$(1.7)	(59.0)	(207.9)
(1)    Amounts have been recast to present Small Business as its own operating and reportable segment.

Geographic Areas and Revenue Mix

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company did not have Net sales to customers outside of the US exceeding 10% of the Company’s total Net sales in 2016, 2015 and 2014. The Company did not have long-lived assets located outside of the US exceeding 10% of the Company’s total long-lived assets as of December 31, 2016 and 2015, respectively.
The following table presents Net sales by major category for the years ended December 31, 2016, 2015 and 2014. Categories are based upon internal classifications.

	Year Ended December 31, 2016		Year Ended December 31, 2015(1)		Year Ended December 31, 2014(1)
	Dollars in Millions	Percentage of Total Net Sales	Dollars in Millions	Percentage of Total Net Sales	Dollars in Millions	Percentage of Total Net Sales
Notebooks/Mobile Devices	$2,934.3	21.0%	$2,538.5	19.5%	$2,352.9	19.5%
Netcomm Products	1,950.9	14.0	1,912.3	14.7	1,613.9	13.4
Desktops	1,054.8	7.5	968.6	7.5	1,058.2	8.8
Enterprise and Data Storage (Including Drives)	1,057.6	7.6	1,065.5	8.2	1,023.9	8.5
Other Hardware	3,981.4	28.5	3,798.3	29.2	3,492.3	28.8
Software(2)	2,406.9	17.2	2,161.3	16.6	2,065.8	17.1
Services(2)	579.0	4.1	472.8	3.6	371.1	3.1
Other (3)	17.0	0.1	71.4	0.7	96.4	0.8
Total Net sales	$13,981.9	100.0%	$12,988.7	100.0%	$12,074.5	100.0%

(1)	Amounts have been reclassified for changes in individual product classifications to conform to the presentation for the year ended December 31, 2016.

(2)	Certain software and services revenue is recorded on a net basis for accounting purposes, so the category percentage of net revenues is not representative of the category percentage of gross profits.

(3)	Includes items such as delivery charges to customers and certain commission revenue.
17.    Supplemental Guarantor Information
The 2022 Senior Notes, the 2023 Senior Notes and the 2024 Senior Notes are, and, prior to being redeemed in full, the 2019 Senior Notes were, guaranteed by Parent and each of CDW LLC’s direct and indirect, 100% owned, domestic subsidiaries (the “Guarantor Subsidiaries”). All guarantees by Parent and the Guarantor Subsidiaries are and were joint and several, and full and unconditional; provided that guarantees by the Guarantor Subsidiaries (i) are subject to certain customary release provisions contained in the indentures governing the 2022 Senior Notes, the 2023 Senior Notes and the 2024 Senior Notes and (ii) were subject to certain customary release provisions contained in the indentures governing the 2019 Senior Notes until such indentures were satisfied and discharged in the first quarter of 2015. CDW LLC's 100% owned foreign subsidiaries, CDW International Holdings Limited, which is comprised of CDW UK and Canada (together the “Non-Guarantor Subsidiaries”), do not guarantee the debt obligations. CDW LLC and CDW Finance Corporation, as co-issuers, are 100% owned by Parent and each of the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries are, directly or indirectly, 100% owned by CDW LLC.
The following tables set forth Condensed Consolidating Balance Sheets as of December 31, 2016 and 2015, Consolidating Statements of Operations for the years ended December 31, 2016, 2015 and 2014, Condensed Consolidating Statements of Comprehensive Income for the years ended December 31, 2016, 2015 and 2014, and Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014, in accordance with Rule 3-10 of Regulation S-X. The consolidating financial information includes the accounts of CDW Corporation (the “Parent Guarantor”), which has no independent assets or operations, the accounts of CDW LLC (the “Subsidiary Issuer”), the combined accounts of the Guarantor Subsidiaries, the combined accounts of the Non-Guarantor Subsidiaries, and the accounts of CDW Finance Corporation (the “Co-Issuer”) for the periods indicated. The information was prepared on the same basis as the Company’s Consolidated Financial Statements.

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

December 31, 2016
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Co-Issuer	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$222.7	$3.1	$37.9	$—	$—	$263.7
Accounts receivable, net	—	—	1,904.9	263.7	—	—	2,168.6
Merchandise inventory	—	—	390.6	61.4	—	—	452.0
Miscellaneous receivables	—	92.6	130.1	12.2	—	—	234.9
Prepaid expenses and other	—	14.3	69.0	35.6	—	—	118.9
Total current assets	—	329.6	2,497.7	410.8	—	—	3,238.1
Property and equipment, net	—	105.6	49.3	8.8	—	—	163.7
Goodwill	—	751.8	1,439.0	264.2	—	—	2,455.0
Other intangible assets, net	—	291.5	565.1	199.0	—	—	1,055.6
Other assets	3.2	19.4	248.2	1.5	—	(236.3)	36.0
Investment in and advances to subsidiaries	1,042.3	3,026.5	—	—	—	(4,068.8)	—
Total Assets	$1,045.5	$4,524.4	$4,799.3	$884.3	$—	$(4,305.1)	$6,948.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable-trade	$—	$25.9	$895.3	$151.7	$—	$—	$1,072.9
Accounts payable-inventory financing	—	1.2	559.5	19.7	—	—	580.4
Current maturities of long-term debt	—	14.9	3.6	—	—	—	18.5
Deferred revenue	—	—	100.8	71.8	—	—	172.6
Accrued expenses	—	173.9	214.8	47.7	—	(0.1)	436.3
Total current liabilities	—	215.9	1,774.0	290.9	—	(0.1)	2,280.7
Long-term liabilities:
Debt	—	3,136.3	12.1	67.5	—	—	3,215.9
Deferred income taxes	—	99.1	205.4	67.9	—	(3.2)	369.2
Other liabilities	—	30.8	3.6	235.7	—	(233.0)	37.1
Total long-term liabilities	—	3,266.2	221.1	371.1	—	(236.2)	3,622.2
Total stockholders’ equity	1,045.5	1,042.3	2,804.2	222.3	—	(4,068.8)	1,045.5
Total Liabilities and Stockholders’ Equity	$1,045.5	$4,524.4	$4,799.3	$884.3	$—	$(4,305.1)	$6,948.4

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

December 31, 2015
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$45.1	$—	$31.9	$—	$(39.4)	$37.6
Accounts receivable, net	—	—	1,788.6	228.8	—	—	2,017.4
Merchandise inventory	—	—	340.3	52.8	—	—	393.1
Miscellaneous receivables	—	83.7	90.1	24.6	—	—	198.4
Prepaid expenses and other	—	13.0	50.4	84.0	—	(3.1)	144.3
Total current assets	—	141.8	2,269.4	422.1	—	(42.5)	2,790.8
Property and equipment, net	—	110.0	54.1	11.3	—	—	175.4
Goodwill	—	751.8	1,439.0	309.6	—	—	2,500.4
Other intangible assets, net	—	306.0	704.9	265.5	—	—	1,276.4
Other assets	3.8	17.3	263.0	3.0	—	(274.8)	12.3
Investment in and advances to subsidiaries	1,092.1	3,302.0	—	—	—	(4,394.1)	—
Total Assets	$1,095.9	$4,628.9	$4,730.4	$1,011.5	$—	$(4,711.4)	$6,755.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable-trade	$—	$31.0	$727.4	$147.5	$—	$(39.4)	$866.5
Accounts payable-inventory financing	—	—	428.4	11.4	—	(0.2)	439.6
Current maturities of long-term debt	—	15.4	—	11.8	—	—	27.2
Deferred revenue	—	—	77.4	74.5	—	—	151.9
Accrued expenses	—	156.0	190.9	58.6	—	(3.4)	402.1
Total current liabilities	—	202.4	1,424.1	303.8	—	(43.0)	1,887.3
Long-term liabilities:
Debt	—	3,156.5	—	76.0	—	—	3,232.5
Deferred income taxes	—	117.3	272.8	83.4	—	(3.9)	469.6
Other liabilities	—	60.7	2.9	276.8	—	(270.4)	70.0
Total long-term liabilities	—	3,334.5	275.7	436.2	—	(274.3)	3,772.1
Total stockholders’ equity	1,095.9	1,092.0	3,030.6	271.5	—	(4,394.1)	1,095.9
Total Liabilities and Stockholders’ Equity	$1,095.9	$4,628.9	$4,730.4	$1,011.5	$—	$(4,711.4)	$6,755.3

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statement of Operations

Year Ended December 31, 2016
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Co-Issuer	Consolidating Adjustments	Consolidated
Net sales	$—	$—	$12,619.3	$1,362.6	$—	$—	$13,981.9
Cost of sales	—	—	10,514.4	1,140.3	—	—	11,654.7
Gross profit	—	—	2,104.9	222.3	—	—	2,327.2
Selling and administrative expenses	—	114.8	1,057.4	172.9	—	—	1,345.1
Advertising expense	—	—	157.2	5.7	—	—	162.9
Income (loss) from operations	—	(114.8)	890.3	43.7	—	—	819.2
Interest (expense) income, net	—	(145.8)	6.7	(7.4)	—	—	(146.5)
Net loss on extinguishments of long-term debt	—	(2.1)	—	—	—	—	(2.1)
Other income (expense), net	—	0.2	1.0	0.6	—	—	1.8
Income (loss) before income taxes	—	(262.5)	898.0	36.9	—	—	672.4
Income tax benefit (expense)	—	79.9	(319.9)	(8.0)	—	—	(248.0)
Income (loss) before equity in earnings of subsidiaries	—	(182.6)	578.1	28.9	—	—	424.4
Equity in earnings of subsidiaries	424.4	607.0	—	—	—	(1,031.4)	—
Net income	$424.4	$424.4	$578.1	$28.9	$—	$(1,031.4)	$424.4

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statement of Operations

Year Ended December 31, 2015
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Net sales	$—	$—	$12,151.2	$837.5	$—	$—	$12,988.7
Cost of sales	—	—	10,158.6	714.3	—	—	10,872.9
Gross profit	—	—	1,992.6	123.2	—	—	2,115.8
Selling and administrative expenses	—	114.5	1,020.9	90.6	—	—	1,226.0
Advertising expense	—	—	143.2	4.6	—	—	147.8
(Loss) income from operations	—	(114.5)	828.5	28.0	—	—	742.0
Interest (expense) income, net	—	(158.3)	2.3	(3.5)	—	—	(159.5)
Net loss on extinguishments of long-term debt	—	(24.3)	—	—	—	—	(24.3)
Management fee	—	4.2	—	(4.2)	—	—	—
Gain on remeasurement of equity investment	—	—	—	98.1	—	—	98.1
Other (expense) income, net	—	(11.1)	1.6	0.2	—	—	(9.3)
(Loss) income before income taxes	—	(304.0)	832.4	118.6	—	—	647.0
Income tax benefit (expense)	—	103.3	(307.2)	(40.0)	—	—	(243.9)
(Loss) income before equity in earnings of subsidiaries	—	(200.7)	525.2	78.6	—	—	403.1
Equity in earnings of subsidiaries	403.1	603.8	—	—	—	(1,006.9)	—
Net income	$403.1	$403.1	$525.2	$78.6	$—	$(1,006.9)	$403.1

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statement of Operations

Year Ended December 31, 2014
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Net sales	$—	$—	$11,542.3	$532.2	$—	$—	$12,074.5
Cost of sales	—	—	9,684.9	468.3	—	—	10,153.2
Gross profit	—	—	1,857.4	63.9	—	—	1,921.3
Selling and administrative expenses	—	112.8	962.3	35.2	—	—	1,110.3
Advertising expense	—	—	134.0	4.0	—	—	138.0
(Loss) income from operations	—	(112.8)	761.1	24.7	—	—	673.0
Interest (expense) income, net	—	(197.7)	0.1	0.3	—	—	(197.3)
Net loss on extinguishments of long-term debt	—	(90.7)	—	—	—	—	(90.7)
Management fee	—	3.9	—	(3.9)	—	—	—
Other income, net	—	1.2	1.5	—	—	—	2.7
(Loss) income before income taxes	—	(396.1)	762.7	21.1	—	—	387.7
Income tax benefit (expense)	—	141.0	(278.1)	(5.7)	—	—	(142.8)
(Loss) income before equity in earnings of subsidiaries	—	(255.1)	484.6	15.4	—	—	244.9
Equity in earnings of subsidiaries	244.9	500.0	—	—	—	(744.9)	—
Net income	$244.9	$244.9	$484.6	$15.4	$—	$(744.9)	$244.9

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Comprehensive Income

Year Ended December 31, 2016
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Co-Issuer	Consolidating Adjustments	Consolidated
Comprehensive income (loss)	$345.9	$345.9	$578.1	$(49.6)	$—	$(874.4)	$345.9
Condensed Consolidating Statement of Comprehensive Income

Year Ended December 31, 2015
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Comprehensive income	$358.6	$358.6	$525.2	$34.1	$—	$(917.9)	$358.6
Condensed Consolidating Statement of Comprehensive Income

Year Ended December 31, 2014
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Comprehensive income	$234.6	$234.6	$484.6	$5.1	$—	$(724.3)	$234.6

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2016
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Co-Issuer	Consolidating Adjustments	Consolidated
Net cash (used in) provided by operating activities	$—	$(158.5)	$695.5	$56.1	$—	$10.9	$604.0
Cash flows from investing activities:
Capital expenditures	—	(50.9)	(7.6)	(5.0)	—	—	(63.5)
Premium payments on interest rate cap agreements	—	(2.4)	—	—	—	—	(2.4)
Net cash used in investing activities	—	(53.3)	(7.6)	(5.0)	—	—	(65.9)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	—	329.6	—	9.2	—	—	338.8
Repayments of borrowings under revolving credit facility	—	(329.6)	—	(9.2)	—	—	(338.8)
Repayments of long-term debt	—	(15.2)	—	(5.4)	—	—	(20.6)
Proceeds from the issuance of long-term debt	—	1,483.0	—	—	—	—	1,483.0
Payments to extinguish long-term debt	—	(1,490.4)	—	—	—	—	(1,490.4)
Net change in other long-term obligation	—	—	15.7	—	—	—	15.7
Payment of debt financing costs	—	(4.5)	—	(1.4)	—	—	(5.9)
Net change in accounts payable-inventory financing	—	1.5	131.0	11.1	—	—	143.6
Proceeds from stock option exercises	—	7.4	—	—	—	—	7.4
Proceeds from Coworker stock purchase plan	—	9.3	—	—	—	—	9.3
Repurchases of common stock	(367.4)	—	—	—	—	—	(367.4)
Dividends	(78.7)	—	—	—	—	—	(78.7)
Principal payments under capital lease obligations	—	—	1.0	(1.6)	—	—	(0.6)
Repayment of intercompany loan	—	—	40.4	(40.4)	—	—	—
Distributions and advances from (to) affiliates	446.1	398.3	(872.9)	—	—	28.5	—
Net cash provided by (used in) financing activities	—	389.4	(684.8)	(37.7)	—	28.5	(304.6)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(7.4)	—	—	(7.4)
Net increase (decrease) in cash and cash equivalents	—	177.6	3.1	6.0	—	39.4	226.1
Cash and cash equivalents – beginning of period	—	45.1	—	31.9	—	(39.4)	37.6
Cash and cash equivalents – end of period	$—	$222.7	$3.1	$37.9	$—	$—	$263.7

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2015
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Net cash (used in) provided by operating activities	$0.5	$(18.1)	$350.0	$27.9	$—	$(82.8)	$277.5
Cash flows from investing activities:
Capital expenditures	—	(75.4)	(11.6)	(3.1)	—	—	(90.1)
Acquisition of business, net of cash acquired	—	—	—	(263.8)	—	—	(263.8)
Premium payments on interest rate cap agreements	—	(0.5)	—	—	—	—	(0.5)
Net cash used in investing activities	—	(75.9)	(11.6)	(266.9)	—	—	(354.4)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	—	314.5	—	—	—	—	314.5
Repayments of borrowings under revolving credit facility	—	(314.5)	—	—	—	—	(314.5)
Repayments of long-term debt	—	(15.4)	—	(17.4)	—	—	(32.8)
Proceeds from issuance of long-term debt	—	525.0	—	—	—	—	525.0
Payments to extinguish long-term debt	—	(525.3)	—	—	—	—	(525.3)
Payment of debt financing costs	—	(6.8)	—	—	—	—	(6.8)
Net change in accounts payable-inventory financing	—	—	96.1	(0.2)	—	—	95.9
Proceeds from stock option exercises	—	2.4	—	—	—	—	2.4
Proceeds from Coworker stock purchase plan	—	8.7	—	—	—	—	8.7
Repurchases of common stock	(241.3)	—	—	—	—	—	(241.3)
Dividends paid	(52.9)	—	—	—	—	—	(52.9)
Excess tax benefits from equity-based compensation	—	0.6	—	—	—	—	0.6
Advances to/from affiliates	293.7	(196.5)	(434.5)	267.4	—	69.9	—
Net cash provided by (used in) financing activities	(0.5)	(207.3)	(338.4)	249.8	—	69.9	(226.5)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(3.5)	—	—	(3.5)
Net increase (decrease) in cash and cash equivalents	—	(301.3)	—	7.3	—	(12.9)	(306.9)
Cash and cash equivalents – beginning of period	—	346.4	—	24.6	—	(26.5)	344.5
Cash and cash equivalents – end of period	$—	$45.1	$—	$31.9	$—	$(39.4)	$37.6

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2014
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Net cash (used in) provided by operating activities	$—	$(120.4)	$547.7	$11.8	$—	$(4.1)	$435.0
Cash flows from investing activities:
Capital expenditures	—	(47.9)	(7.1)	—	—	—	(55.0)
Payment for equity investments	—	(86.8)	—	—	—	—	(86.8)
Payment of accrued charitable contribution related to the MPK Coworker Incentive Plan II	—	(20.9)	—	—	—	—	(20.9)
Premium payments on interest rate cap agreements	—	(2.1)	—	—	—	—	(2.1)
Net cash used in investing activities	—	(157.7)	(7.1)	—	—	—	(164.8)
Cash flows from financing activities:
Repayments of long-term debt	—	(15.4)	—	—	—	—	(15.4)
Proceeds from issuance of long-term debt	—	1,175.0	—	—	—	—	1,175.0
Payments to extinguish long-term debt	—	(1,299.0)	—	—	—	—	(1,299.0)
Payment of debt financing costs	—	(21.9)	—	—	—	—	(21.9)
Net change in accounts payable-inventory financing	—	—	75.5	—	—	—	75.5
Proceeds from stock option exercises	—	1.3	—	—	—	—	1.3
Proceeds from Coworker stock purchase plan	—	5.8	—	—	—	—	5.8
Dividends paid	(33.6)	—	—	—	—	—	(33.6)
Excess tax benefits from equity-based compensation	—	0.3	—	—	—	—	0.3
Advances to/from affiliates	33.6	581.9	(616.1)	0.6	—	—	—
Net cash provided by (used in) financing activities	—	428.0	(540.6)	0.6	—	—	(112.0)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(1.8)	—	—	(1.8)
Net increase (decrease) in cash and cash equivalents	—	149.9	—	10.6	—	(4.1)	156.4
Cash and cash equivalents – beginning of period	—	196.5	—	14.0	—	(22.4)	188.1
Cash and cash equivalents – end of period	$—	$346.4	$—	$24.6	$—	$(26.5)	$344.5

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    Selected Quarterly Financial Results (unaudited)

	Year Ended December 31, 2016
(in millions, except per-share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Sales:
Corporate(1)	$1,414.9	$1,490.8	$1,466.4	$1,517.7

Small Business (1)	277.4	288.4	282.5	291.8

Public:
Government	339.9	456.6	537.5	529.6
Education	341.0	640.0	671.4	365.9
Healthcare	388.5	450.4	431.7	436.8
Total Public	1,069.4	1,547.0	1,640.6	1,332.3
Other	355.0	338.4	318.7	350.5
Net sales	$3,116.7	$3,664.6	$3,708.2	$3,492.4

Gross profit	$524.5	$610.5	$614.3	$577.9
Income from operations	161.0	223.5	237.5	197.2
Net income	77.8	117.5	125.9	103.2
Basic	0.47	0.71	0.78	0.64
Diluted	0.46	0.70	0.76	0.63

Cash dividends declared per common share	$0.1075	$0.1075	$0.1075	$0.1600

	Year Ended December 31, 2015(3)
(in millions, except per-share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Sales:
Corporate(1)	$1,336.9	$1,517.9	$1,499.6	$1,524.3

Small Business(1)	273.5	280.7	265.1	270.3

Public:
Government	294.2	390.8	493.9	522.0
Education	345.4	548.9	583.3	341.2
Healthcare	377.6	448.8	406.7	430.8
Total Public	1,017.2	1,388.5	1,483.9	1,294.0
Other	127.6	126.9	252.5	329.8
Net sales	$2,755.2	$3,314.0	$3,501.1	$3,418.4

Gross profit	$456.5	$534.5	$567.2	$557.6
Income from operations	151.6	205.9	204.6	179.9
Net income	54.7	108.2	150.9	89.3
Net income per common share (2):
Basic	0.32	0.63	0.89	0.53
Diluted	0.32	0.63	0.88	0.52

Cash dividends declared per common share	$0.0675	$0.0675	$0.0675	$0.1075

CDW CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Amounts have been recast to present Small Business as its own operating and reportable segment.

(2)
Basic and diluted net income per share are computed independently for each of the quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted net income per share.

(3)
Effective January 1, 2016, CDW Advanced Services is no longer an operating segment and its results have been allocated to our Corporate, Small Business and Public segments. The prior periods have been reclassified to conform to the current period presentation.

19.    Subsequent Events
On February 7, 2017, the Company announced that its Board of Directors has declared a quarterly cash dividend of $0.16 per common share to be paid on March 10, 2017 to all stockholders of record as of the close of business on February 24, 2017.
On February 23, 2017 the Company priced an offering of $600 million in aggregate principal amount of 5.0% Senior Notes due 2025 (“2025 Senior Notes") priced at par.  The sale of the 2025 Senior Notes is expected to be completed on March 2, 2017, subject to customary closing conditions. The Company intends to use the proceeds from the 2025 Senior Notes Offering, together with cash on hand and borrowings under the Revolving Loan, to fund the redemption of all of the outstanding $600 million aggregate principal amount of the 2022 Senior Notes and to pay related fees and expenses. The Company currently expects to issue a notice of redemption to holders of the 2022 Senior Notes upon the closing of the 2025 Senior Notes Offering.
On February 28, 2017, the Company completed the refinancing of its Term Loan. As a result of the refinancing, the applicable interest margin on the amount of term loans outstanding was reduced by 0.25% and the LIBOR floor of 0.75% was removed.